Exhibit 10.13

EXECUTION COUNTERPART

Loan No. 01-1054852

DEED OF TRUST, LEASEHOLD DEED OF TRUST.

ASSIGNMENT OF LEASES AND PROFITS, SECURITY AGREEMENT

AND FIXTURE FILING

from

KPA RIGG LLC

as Borrower

and

KPA RIGG LESSEE LLC

as Accommodation Grantor

to

CHICAGO TITLE INSURANCE COMPANY

as Trustee for the benefit of

CAPMARK BANK

as Beneficiary

Dated: October 4, 2006

PREPARED BY AND AFTER RECORDATION RETURN TO:

Katten Muchin Rosenman LLP

1025 Thomas Jefferson Street, N.W.

Suite 700, East Lobby

Washington, D.C. 20007-5201

Attn: Christopher J. Hart, Esq.

i

44.	Authority	65
45.	Waiver of Notice	65
46.	Remedies of Grantor	66
47.	Sole Discretion of Beneficiary	66
48.	Non-Waiver	66
49.	No Oral Change	67
50.	Liability	67
51.	Inapplicable Provisions	67
52.	Section Headings	67
53.	Counterparts	67
54.	Waivers by Accommodation Grantor	67
55.	Assignments	69
56.	SUBMISSION TO JURISDICTION	69
57.	Agent for Receipt of Process	70
58.	Service of Process	70
59.	WAIVER OF JURY TRIAL	70
60.	Homestead	70
61.	CHOICE OF LAW	71
62.	Time of Essence	71
63.	Survival	71
64.	No Third-Party Beneficiary Rights Created	71
65.	Discharge	71
66.	Maintaining Priority of Deed of Trust	71
67.	Costs	71
68.	Trustee	72
69.	Defeasance	73
70.	Intentionally Deleted	75
71.	Local Law Provisions	75

ii

DEED OF TRUST, LEASEHOLD DEED OF TRUST,

ASSIGNMENT OF LEASES AND PROFITS, SECURITY AGREEMENT

AND FIXTURE FILING

This DEED OF TRUST, LEASEHOLD DEED OF TRUST, ASSIGNMENT OF LEASES AND PROFITS, SECURITY AGREEMENT AND FIXTURE FILING (this “Deed of Trust”) is dated this 4th day of October, 2006 from KPA RIGG LLC, a Delaware limited liability company, having an address at c/o Innkeepers USA Trust, 340 Royal Poinciana Way, Suite 306, Palm Beach, Florida, 33480, (“Borrower”), and KPA RIGG LESSEE LLC, a Delaware limited liability company, having an address at Innkeepers USA Trust, 340 Poinciana Way, Suite 306, Palm Beach, Florida, 33480 (“Accommodation Grantor”) (Borrower and Accommodation Grantor, collectively, and jointly and severally, “Grantor”) to CHICAGO TITLE INSURANCE COMPANY, whose address is 700 South Flower, Suite 800, Los Angeles, California 90017, as Trustee (“Trustee”), for the benefit of CAPMARK BANK, a Utah industrial bank, with an address at 6955 Union Park Center, Suite 330, Midvale, Utah 84047, Attention: President (“Beneficiary”).

GRANTOR, in consideration of the indebtedness herein recited and the trust herein created, and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid by Trustee, the receipt of which is hereby acknowledged, does hereby irrevocably grant, bargain, sell, pledge, assign, warrant, transfer and convey unto Trustee and its successors and assigns forever, in trust, with power of sale, all of Grantor’s right, title and interest in and to certain land in Orange County, California, more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Land”) and all of Borrower’s and Accommodation Grantor’s right, title and interest as lessor and lessee, respectively, in and to the Operating Lease (as hereinafter defined) and the leasehold estate created thereunder and upon the Land, together with all credits, deposits, options, privileges and rights of Accommodation Grantor, as lessee thereunder (the Land and the leasehold estate created pursuant to the Operating Lease, together with all of the following described property, collectively, the “Property”);

TOGETHER WITH all of Grantor’s interest in all buildings, structures and improvements now or hereafter situated or to be situated on the Land or appurtenant thereto, including without limitation, that certain “Residence Inn by Marriott” hotel currently operating on the Land (collectively, the “Improvements”).

TOGETHER WITH all of Grantor’s interest in all machinery, furnishings and equipment including, without limitation, all furnaces, boilers, oil burners, radiators and piping, coal stokers, refrigeration and sprinkler systems, wash-tubs, sinks, gas and electric fixtures, awnings, window shades, kitchen cabinets, plants and shrubbery and all other equipment and machinery, motor vehicles and other vehicles, appliances, fittings and fixtures of every kind in or used in the operation of the Land and the Improvements, together with any and all replacements thereof and additions thereto, fixtures (including, without limitation, all heating, air conditioning, plumbing and bathroom, lighting, communications and elevator fixtures), inventory and articles of personal property and accessions thereof and renewals, replacements thereof and substitutions therefor (including, without limitation, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, clock radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers), other customary equipment and other property of every kind and nature, whether tangible or intangible, whatsoever owned by Grantor, or in which Grantor has or shall have an interest, now or hereafter located upon the Land and the Improvements, and usable in connection with the present or future operation and occupancy of the Land and the Improvements and all equipment, materials and supplies of any nature whatsoever owned by Grantor, or in which Grantor has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, or usable in connection with the present or future operation, enjoyment and occupancy of the Land and the Improvements (collectively, the “Personal Property”), and all proceeds and products of any such property;

TOGETHER WITH all of Grantor’s interest in all accounts, escrows (including, without limitation, the Accounts), documents, instruments, chattel paper, claims, deposits, deposit accounts, payment intangibles, investment property and general intangibles, as such terms are defined in the Uniform Commercial Code, and all agreements, contracts, certificates, instruments, and other documents, now or hereafter entered into, including, without limitation, the Management Agreement and the Franchise Agreement (to the extent permitted by the Management Agreement, the Franchise Agreement and any other such agreements), and all proceeds, substitutions and replacements thereof, all contract rights, insurance proceeds, condemnation award or proceeds, security deposits, franchises, books, records, appraisals, architectural and engineering plans, specifications, environmental and other reports relating to the Land, trademarks, trade names, servicemarks, logos, copyrights, goodwill, symbols, permits, licenses, approvals, actions, tenant or guest lists, correspondence with present and prospective purchasers, tenants, guests and suppliers, advertising materials and telephone exchange numbers as identified in such materials, all refunds, rebates or credits in connection with a reduction in real estate taxes and assessments charged against the Land as a result of tax certiorari or any applications or proceedings for reduction, and causes of action which now or hereafter relate to, are derived from or are used in connection with the Land, or the use, operation, maintenance, occupancy or enjoyment thereof or the conduct of any business or activities thereon (collectively, “Intangibles”);

TOGETHER WITH all of Grantor’s interest in all leases and other agreements affecting the use, enjoyment or occupancy of the Land or the Improvements heretofore or hereafter entered into (including, without limitation, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Land, together with any guarantees, supplements, amendments, modifications, extensions and renewals of any thereof, and all additional remainders, reversions, and other rights and estates appurtenant thereto, as the same may be amended from time to time (collectively, “Leases”);

TOGETHER WITH all of Grantor’s right, title and interest in and to any easements and appurtenances affecting the Property;

TOGETHER WITH all of Grantor’s right, title and interest in and to the Operating Agreements (as hereinafter defined), together with any amendments, modifications, extensions and renewals of any thereof, and all subordinations, estoppels and other rights in connection therewith;

TOGETHER WITH all of Grantor’s interest in the purchase and sale agreement (and all indemnities and ongoing seller obligations therein) pursuant to which Borrower purchased the Property and all other agreements (including, without limitation, the Management Agreement (as hereinafter defined), the Franchise Agreement (as hereinafter defined) and all agreements now or hereafter entered into for the use and enjoyment of all food, liquor and other beverage licenses), contracts, certificates, instruments, franchises, permits, licenses (including, without limitation, food, liquor and other beverage licenses, to the extent assignable), plans, specifications and other documents, now or hereafter entered into, together with any amendments, modifications, extensions and renewals of any thereof, and all subordinating estoppel rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Land and any part thereof and any Improvements or respecting any business or activity conducted on the Land and any part thereof and all right, title and interest of Grantor therein and thereunder, including, without limitation, the right, while an Event of Default (as hereinafter defined) remains uncured, to receive and collect any sums payable to Grantor thereunder;

TOGETHER WITH the right, in the name and on behalf of Grantor, to commence any action or proceeding to protect the interest of Beneficiary in the Property and while an Event of Default remains uncured, to appear in and defend any action or proceeding brought with respect to the Property;

TOGETHER WITH all of Grantor’s interest in all (i) income, rents, room rates, receipts, issues, profits, revenues (including all oil and gas or other mineral royalties or bonuses), deposits and other benefits now due or which may become due or to which Grantor is now or hereafter may become entitled or which Grantor may demand or claim arising or issuing from or out of the operation of the business at the Land or any part thereof and all amounts paid as rents for such Land or the fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, bars, mini-bars, meeting rooms, banquet rooms, recreational facilities and otherwise; and (ii) receivables, customer obligations, installment payment obligations and other payment obligations whether already accrued, now accruing or to accrue in the future for the occupancy or use of the Property or any part thereof, or arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the possession, use or occupancy of all or any portion of the Land or personalty located thereon, or the rendering of services by Grantor or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others including, without limitation, from the rental of any office space, retail space, commercial space, parking space, guest rooms or other space, halls, stores or offices, including any deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of the Land, regardless of whether the revenues described in the preceding clauses (i) and (ii) are paid or accrued before or after the filing by or against Grantor of any petition for relief under any state or federal bankruptcy or insolvency laws (collectively, “Profits”); and

TOGETHER WITH all awards heretofore and hereafter made to Grantor for taking by eminent domain the whole or any part of the Land or any easement therein, including any awards for changes of grade of streets; and

TOGETHER WITH any and all rights of Grantor in and to the foregoing.

TO HAVE AND TO HOLD the Property unto the Trustee and unto its successors and assigns in fee simple forever with all appurtenances hereunto belonging, together with all Profits therefrom.

PROVIDED, HOWEVER, that upon full payment of the Debt, and upon performance of all covenants, obligations and indemnities hereby secured, the Property shall be reconveyed and released to Grantor.

TO SECURE to Beneficiary:

(a) Payment of all indebtedness evidenced by an interest-bearing loan and debt in the original principal sum of THIRTY-SEVEN MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($37,600,000.00) (the “Loan”) evidenced by that certain Deed of Trust Note dated as of the date hereof from Borrower, as maker, to Beneficiary, as payee (the “Note”), the terms of which are incorporated herein by reference as well as all renewals, extensions, modifications, restatements and recastings of the Note.

(b) The performance of all covenants, obligations, indemnities and agreements required of Grantor, under this Deed of Trust, and all other agreements, documents, and instruments evidencing, securing or otherwise relating to the indebtedness hereby secured (the Note, this Deed of Trust, the Lease Assignment, the

Assignment of Lease Assignment, the Contract Assignment, the Assignment of Contract Assignment, the Financing Statements, the Manager Subordination Agreement and all such other agreements, documents and instruments are hereinafter referred to collectively as the “Loan Documents”); provided, however, that this Deed of Trust shall not secure the covenants, obligations, indemnities and agreements of Grantor and/or Guarantor under the Environmental Agreement and the Guaranty.

(c) The payment of (i) interest, default interest, late charges and other sums as provided in the Loan Documents; and (ii) all other monies agreed or provided to be paid by Grantor in the Loan Documents.

(d) The payment of any and all future advances made to Grantor hereunder or under any of the Loan Documents.

(e) The payment of all costs and expenses, including court costs, attorneys’ fees, witness fees (including fees of expert witnesses), paid, advanced, or incurred by Beneficiary to protect or preserve the Property or the validity or priority of this Deed of Trust, or to enforce the remedies of Beneficiary or Trustee with respect to the obligations of Grantor as provided for herein or in the other Loan Documents.

(f) The performance by Grantor of all obligations of Grantor as landlord under any Lease of all or any portion of the Property, the performance by Grantor of all obligations of Grantor under the Management Agreement and the performance by Grantor of all obligations of Grantor under the Franchise Agreement and Management Agreement.

1. Defined Terms

The following terms shall have the following meanings:

(a) “Access Laws” shall have the meaning set forth in Section 39(a) hereof.

(b) “Accommodation Grantor” shall have the meaning set forth in the preamble to this Deed of Trust.

(c) “Accounts” shall have the meaning set forth in Section 7 hereof.

(d) “Asbestos” shall have the meaning set forth in Section 36 hereof.

(e) “Assignment of Contract Assignment” shall have the meaning set forth in Section 2(b) hereof.

(f) “Assignment of Lease Assignment” shall have the meaning set forth in Section 2(b) hereof.

(g) “Beneficiary” shall have the meaning set forth in the preamble to this Deed of Trust.

(h) “Borrower” shall have the meaning set forth in the preamble to this Deed of Trust.

(i) “Budget” shall mean the budget for the use and application of the Loan and gross income derived from the operation of the Property, including all expenses to be satisfied from the Accounts, as set forth in the budget delivered by Grantor to Beneficiary on the date hereof with respect to the balance of the current calendar year, and the annual budget to be delivered in accordance with the terms hereof for each subsequent calendar year for so long as any portion of the Debt remains outstanding.

(j) “Closing Date” shall mean the date hereof.

(k) “Code” means the Internal Revenue Code of 1986, as amended, and the related Treasury Department regulations, including temporary regulations.

(l) “Collateral” shall have the meaning set forth in Section 29 hereof.

(m) “Condemnation” shall have the meaning set forth in Section 8(a) hereof.

(n) “Contract Assignment” shall have the meaning set forth in Section 2(b) hereof.

(o) “Debt” shall mean the outstanding principal balance of the Note from time to time, with all accrued and unpaid interest thereon, and all other sums now or hereafter due under the Loan Documents, and as described in the last paragraph of this Section.

(p) “Debt Service Coverage Ratio” shall mean the ratio of:

(i) the NOI produced by the operation of the Property during the twelve (12) calendar month period immediately preceding the calculation, to

(ii) the projected payments of principal and interest due under the Note for the twelve (12) calendar month period immediately following the calculation, as said coverage ratio is reasonably calculated by Beneficiary in accordance with its then-applicable underwriting standards and a mortgage loan constant of not less than seven and forty-five one-hundredths percent (7.45%).

(q) “Deed of Trust” shall have the meaning set forth in the recitals of this Deed of Trust.

(r) “Default Rate” shall mean the rate of interest payable from and after the occurrence of an Event of Default (hereinafter defined), as more particularly described in the Note; provided, however, that with respect to an Event of Default of the type described in Section 24(a) hereof, such rate of interest shall apply from and after the date on which any such payment is due, without any period of grace or cure.

(s) “Environmental Agreement” shall have the meaning set forth in Section 2(b) hereof.

(t) “Environmental Laws” shall have the meaning set forth in Section 35 hereof.

(u) “Equipment” shall mean all machinery, furnishings, equipment, fixtures (including, without limitation, all heating, air conditioning, plumbing, lighting, communications and elevator fixtures), inventory and articles of personal property and accessions thereof and renewals, replacements thereof and substitutions therefor (including, without limitation, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, clock radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washer and dryers), other customary hotel equipment and other property of every kind and nature, whether tangible or intangible, whatsoever owned by Grantor, or in which Grantor has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, and used in connection with the present or future operation and occupancy of the Land and the Improvements and all building equipment, materials and supplies of any nature whatsoever owned by Grantor, or in which Grantor has or shall have an interest, now or hereafter located upon the Land and the Improvements, or appurtenant thereto, or used in connection with the present or future operation, enjoyment and occupancy of the Land and the Improvements.

(v) “ERISA” shall have the meaning set forth in Section 40(a) hereof.

(w) “Event of Default” shall have the meaning set forth in Section 24 hereof.

(x) “Expenses” shall mean the aggregate of the following items (capitalized terms in this subsection (p) and not otherwise defined herein shall have the meanings ascribed to such terms by the Hotel Standard Chart of Accounts) actually incurred by Grantor, whether or not paid, during the twelve (12) month period ending one (1) month prior to the date on which the NOI is to be calculated (except that capital expenses and reserves set forth in subsection (viii) below shall be adjusted by Beneficiary to reflect projected adjustments for the subsequent twelve (12) month period beginning on the date on which the NOI is to be calculated):

(i) departmental expenses incurred at departments within the Property including rooms, food and beverage, telephone and other;

(ii) the Property’s pro rata share of costs and expenses of the national and regional reservations system service under the Franchise Agreement;

(iii) administrative and general expenses incurred by the Property;

(iv) marketing, advertising and business promotion expenses incurred by the Property;

(v) franchise fees and other fees due under the Franchise Agreement;

(vi) all costs and fees of technical consultants and operational experts who are retained or employed by Manager for specialized services (including, without limitation, quality assurance inspectors) and the costs of attendance by employees of the Property at training and manpower development programs sponsored by Manager;

(vii) all utility costs including heat, light power, water, telephone, and computer line charges;

(viii) operations and maintenance expenses, which include the cost of necessary repair or replacement of Improvements or replacement of Equipment of like kind and quality or such kind or quality that is necessary to maintain the Property to the standards which are required under the Management Agreement or Franchise Agreement, this Deed of Trust or any of the Loan Documents, as determined by Beneficiary (to the extent such are paid for by Grantor from sources other than the Replacement Reserve Account);

(ix) common area maintenance fees and improvement district assessments;

(x) actual base and incentive management fees (not to exceed five percent (5%) of the gross income derived from the operation of the Property and reasonable reimbursements);

(xi) any costs and expenses incurred by Manager in terminating its employees at the Property pursuant to the Management Agreement;

(xii) Taxes and Other Charges paid by Grantor;

(xiii) general and operating insurance premiums (to the extent such are paid by Grantor);

(xiv) monthly installments made by Grantor to the Tax and Insurance Escrow Account and the Replacement Reserve Account (each if applicable);

(xv) lease payments and associated costs on any operating (as opposed to capital) leases of Equipment;

(xvi) rental payments pursuant to any ground lease;

(xvii) all costs and fees of independent professionals or other third parties who are retained by Manager to perform services required or permitted under the Management Agreement; and

(xviii) such other costs and expenses incurred by Manager, Borrower or Accommodation Grantor as are otherwise reasonably necessary for the proper and efficient operation of the Property.

(y) “FF&E Financing” shall have the meaning set forth in Section 10(x) hereof.

(z) “Financing Statements” shall mean any and all UCC financing statements filed by or on behalf of Beneficiary as additional security hereunder.

(aa) “Franchise Agreement” shall mean the Relicensing Franchise Agreement dated substantially of even date herewith between Grantor and Franchisor pursuant to which Grantor has the right to operate the hotel located on the Property under a name and/or hotel system controlled by Franchisor.

(bb) “Franchisor” shall mean Marriott International, Inc., a Delaware corporation.

(cc) “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any Person exercising executive legislative, judicial, regulatory or administrative functions of or pertaining to such government.

(dd) “Grantor” shall have the meaning set forth in the preamble to this Deed of Trust.

(ee) “Guarantor” shall mean, Innkeepers USA Trust, a Maryland real estate investment trust, under trust agreement dated July 5, 1994.

(ff) “Guaranty” shall have the meaning set forth in Section 2(b) hereof.

(gg) “Hazardous Substances” shall have the meaning set forth in Section 35 hereof.

(hh) “Improvements” shall have the meaning set forth in the recitals of this Deed of Trust.

(ii) “Insurance Premiums” shall have the meaning set forth in Section 4(e) hereof.

(jj) “Insured Casualty” shall have the meaning set forth in Section 4(f)(ii) hereof.

(kk) “Intangibles” shall have the meaning set forth in the recitals of this Deed of Trust.

(ll) “Investor” shall have the meaning set forth in Section 21 hereof.

(mm) “Land” shall mean the real property comprising the Property, more particularly described on Exhibit “A” to this Deed of Trust.

(nn) “Lease Assignment” shall have the meaning set forth in Section 2(b) hereof.

(oo) “Leases” shall have the meaning set forth in the recitals of this Deed of Trust.

(pp) “Loan” shall have the meaning set forth in the recitals of this Deed of Trust.

(qq) “Loan Documents” shall have the meaning set forth in the recitals of this Deed of Trust.

(rr) “Management Agreement” shall mean (v) the Hotel Management Agreement dated substantially of even date herewith between Accommodation Grantor and Manager, pursuant to which Manager operates the Property as a hotel.

(ss) “Manager” means SHG-IH Management, LLC, a Virginia limited liability company.

(tt) “Manager Subordination Agreement” shall have the meaning set forth in Section 2(b) hereof.

(uu) “Maturity Date” shall mean the Maturity Date (as such term is defined in the Note) or any earlier acceleration of sums due under the Note pursuant to Beneficiary’s declaration of an Event of Default.

(vv) “NOI” shall mean as of any date of determination, the aggregate amount of the gross income derived from the operation of the Property for the twelve (12) month period prior to each respective date of determination, or an actual annualized basis, to the extent there is not a twelve (12) calendar month period immediately preceding the date of determination, less the aggregate amount of Expenses for the twelve

(12) month period, or such actual annualized basis, ending one (1) month prior to each respective date of determination, adjusted as Beneficiary deems reasonably necessary to reflect the net operating income of the Property in accordance with Beneficiary’s then current underwriting standards, provided, however, that such adjustments shall include (a) an adjustment for management fees equal to the greater of actual fees (base, incentive and other fees) paid under the Management Agreement or four percent (4%) of aggregate Property gross revenues, and (b) an adjustment for replacement reserves equal to four percent (4%) of aggregate Property gross revenues. NOI shall include only Profits and such other income, including any rent loss, business interruption or business income insurance proceeds, vending or concession income, late fees, forfeited security deposits and other miscellaneous tenant charges, which are actually received and Expenses actually incurred or payable during the period for which the NOI is being calculated, as set forth on operating statements satisfactory to Beneficiary. NOI shall be calculated on an accrual basis in accordance with generally accepted accounting principles consistently applied, based on the Uniform System of Accounts.

(ww) “Note” shall have the meaning set forth in the recitals of this Deed of Trust.

(xx) “O&M Plan” shall have the meaning set forth in Section 36 hereof.

(yy) “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Requirements of Law, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by an Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

(zz) “Operating Agreements” shall have the meaning set forth in Section 20 hereof.

(aaa) “Operating Lease” means that certain Operating Lease between Borrower, as lessor, and Accommodation Grantor, as lessee, dated substantially of even date herewith with respect to the property.

(bbb) “Other Charges” shall have the meaning set forth in Section 5 hereof.

(ccc) “Person” shall mean an individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(ddd) “Phase I” shall have the meaning set forth in Section 35 hereof.

(eee) “PIP” shall mean that certain Property improvement plan required by the Franchisor as set forth in the Property Improvement Plan Addendum to the Franchise Agreement.

(fff) “Policies” shall have the meaning set forth in Section 4(e) hereof.

(ggg) “Profits” shall have the meaning set forth in the recitals of this Deed of Trust.

(hhh) “Property” shall have the meaning set forth in the recitals of this Deed of Trust.

(iii) “Remedial Work” shall have the meaning set forth in Section 37 hereof.

(jjj) “Replacement Reserve Account” shall have the meaning set forth in Section 7(b) hereof.

(kkk) “Requirements of Law” shall mean (a) the organizational documents of an entity, and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Authority, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject including, without limitation, laws, ordinances and regulations pertaining to the zoning, occupancy and subdivision of real property.

(lll) “Securities” shall have the meaning set forth in Section 21(b) hereof.

(mmm) “Substitute Franchise Agreement” shall have the meaning set forth in Section 38(f) hereof.

(nnn) “Substitute Franchisor” shall have the meaning set forth in Section 38(f) hereof.

(ooo) “Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7(b) hereof.

(ppp) “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 6 hereof.

(qqq) “Taxes” shall have the meaning set forth in Section 5 hereof.

(rrr) “TRIA” shall have the meaning set forth in Section 4(c)(xi) hereof.

(sss) “Trustee” shall have the meaning set forth in the preamble to this Deed of Trust.

(ttt) “Uniform Commercial Code” shall mean the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Property is located.

(uuu) “Uniform System of Accounts” shall have the meaning set forth in Section 10(k) hereof.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust may be used interchangeably in singular or plural form and the word “Grantor” shall mean “each Grantor or any part thereof or any interest therein”, the word “Beneficiary” shall mean “Beneficiary, its successors and assigns, and any subsequent holder of the Note”, the word “Debt” shall mean “any indebtedness evidenced by the Note and any other evidence of indebtedness secured by this Deed of Trust”, the word “Property” shall include any portion of the Property and any interest therein, and the words “attorneys’ fees” shall include any and all attorneys’ fees, paralegal and law clerk fees including, without limitation, fees at the pretrial, trial and appellate levels incurred or paid by Beneficiary in protecting its interest in the Property and Collateral and enforcing its rights hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

2. The Loan

(a) Upon and subject to the terms and conditions herein set forth, Beneficiary agrees to lend to Grantor and Grantor agrees to borrow from Beneficiary, the principal sum not to exceed THIRTY-SEVEN MILLION SIX HUNDRED THOUSAND and No/100 Dollars ($37,600,000.00). Grantor will pay the Debt at the time and in the manner provided in the Note, this Deed of Trust and the other Loan Documents. All payments made to Beneficiary in respect of the Debt after payment of principal and interest due and payable under the Note shall be applied by Beneficiary in the following order of priority:

(i) first, to fund the Tax and Insurance Escrow Account (if applicable);

(ii) next, to reimburse Beneficiary for any unpaid costs, sums and expenses incurred or advanced by Beneficiary on Grantor’s behalf or in the enforcement of Beneficiary’s rights hereunder;

(iii) next, to fund the Replacement Reserve Account (if applicable); and

(iv) thereafter, one hundred percent (100%) of the balance, if any, to reduce the outstanding principal balance of the Loan.

(b) All the covenants, conditions and agreements contained in the Note, the Assignment and Leasehold Assignment of Leases, Rents and Profits dated as of the date hereof from Accommodation Grantor to Borrower (the “Lease Assignment”), Assignment of Assignment and Leasehold Assignment of Leases, Rents and Profits dated as of the date hereof from Borrower to Beneficiary (the “Assignment of Lease Assignment”), the Environmental Indemnity Agreement dated as of the date hereof among Beneficiary, Borrower and Guarantor (the “Environmental Agreement”), the Guaranty of Recourse Obligations dated as of the date hereof from Guarantor to Beneficiary (the “Guaranty”), the Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the date hereof from Accommodation Grantor for the benefit of Borrower (the “Contract Assignment”), the Assignment of Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the date hereof from Borrower for the benefit of Beneficiary (the “Assignment of Contract Assignment”), the Consent, Subordination and Recognition Agreement dated as of the date hereof among Borrower, Accommodation Grantor, Manager and Beneficiary (the “Manager Subordination Agreement”), and the other Loan Documents are hereby made a part of this Deed of Trust to the same extent and with the same force as if fully set forth herein.

3. Warranty of Title

Borrower represents and warrants that Borrower has good, marketable and indefeasible fee simple title and Borrower and Accommodation Grantor each has the full power, authority and right to execute, deliver and perform its respective obligations under this Deed of Trust and to acquire, encumber, mortgage, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, pledge, assign, hypothecate and grant a security interest in the Property and that Borrower possesses an unencumbered fee estate in the Land and the Improvements, and that Borrower and Accommodation Grantor own the Property free and clear of all liens, encumbrances and charges whatsoever except for those exceptions approved by Beneficiary and shown in the title insurance policy insuring the lien of this Deed of Trust. Grantor further represents and warrants that this Deed of Trust is and will remain a valid and enforceable first lien on and security interest in the Property, subject only to such exceptions. Grantor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Deed of Trust and shall forever warrant and defend such title, validity and priority to Beneficiary against the claims of all persons whomsoever.

4. Insurance

(a) Intentionally deleted.

(b) Grantor, at its sole cost and expense, will keep the Property insured during the entire term of this Deed of Trust for the mutual benefit of Grantor and Beneficiary in accordance with the terms and provisions of this Section against loss or damage by fire and standard “all risk” perils pursuant to an insurance policy covering “all risks of physical loss” including, without limitation, riot and civil commotion, vandalism, malicious mischief, burglary and theft, without any exclusion for losses due to windstorm. No such insurance policy shall contain an exception or exclusion for terrorism or terrorist acts. Such insurance policy shall (i) contain an income loss endorsement, (ii) be on a replacement cost basis with an “agreed amount” endorsement attached or with no co-insurance and, (iii) if any of the Improvements or the use of the Property shall at any time constitute legal nonconforming structures or uses, a law and ordinance endorsement. Such insurance shall be in an amount equal to the greater of: (A) the original principal amount of the Loan (in no event less than the minimum amount required to compensate for damage or loss on a replacement cost basis), (B) the then full replacement cost of the Improvements and the Equipment, without deduction for physical depreciation; and (C) such amount that the insurer would not deem Grantor or Beneficiary a co-insurer under such policies. The deductible in respect of such insurance shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00), unless a higher deductible is required by law. The premiums for the insurance carried in accordance with this Section shall be paid annually in advance and each policy shall contain the “Replacement Cost Endorsement” with a waiver of depreciation. In no event may the premiums for such insurance be financed on behalf of Grantor or any affiliate thereof, on a secured or unsecured basis, whether through any “premium lenders”, “premium finance firms” or the like (“Insurance Premium Financing”).

(c) Grantor shall also obtain and maintain during the entire term of this Deed of Trust, at its sole cost and expense, for the mutual benefit of Grantor and Beneficiary, the following policies of insurance:

(i) Flood insurance if any part of the Property is currently or at any time in the future located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto) in an amount at least equal to the lesser of: (A) the outstanding principal amount of the Note; or (B) the full replacement cost of the Improvements and the Equipment, having a deductible of not more than Twenty Five Thousand and No/100 Dollars ($25,000.00) or five percent (5%) of NOI after the payment of debt service under the Loan, whichever is less;

(ii) (A) Comprehensive public liability insurance, including broad form property damage, blanket contractual and personal injuries (including death resulting therefrom) coverages and “Dram shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Property, and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00) and Two Million and No/100 Dollars ($2,000,000.00) general aggregate for the Land and the Improvements, or such greater amount as may be required under the Franchise Agreement; and (B) Umbrella liability insurance containing minimum limits of Ten Million and No/100 Dollars ($10,000,000.00) for the Land and the Improvements, or such greater amount as may be required under the Franchise Agreement;

(iii) Intentionally omitted;

(iv) Business interruption insurance: (A) with loss payable to Beneficiary, its successors and/or assigns, as their respective interests may appear; (B) covering all risks required to be covered by the insurance provided for in Section 4(b); (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and all personal property has been repaired, the continued loss of income will be insured until the Property is restored (or if such income is not as of the date of restoration at the same level it was at prior to the loss, then until two (2) months following the restoration date), or the expiration of twelve (12) months from the date of the loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to Five Million Three Hundred Thousand and No/100 Dollars ($5,300,000.00) (based on Expenses and NOI for the Property). The amount of such business interruption insurance shall be determined prior to the date hereof and at least once each year thereafter based on clause 4(c)(iv)(D). All insurance proceeds payable to Beneficiary pursuant to this Section shall be held by Beneficiary and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Grantor of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually and timely paid out of the proceeds of such business interruption insurance;

(v) Insurance, in an amount equal to the lesser of Two Million and No/100 Dollars ($2,000,000.00) per occurrence or the insurable value of the Improvements and the Equipment, against loss or damage from: (A) leakage of sprinkler systems; and (B) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Improvements;

(vi) Worker’s compensation insurance with respect to any employees of Grantor, as required by any governmental authority or legal requirement;

(vii) Motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00) with the same minimum limits of liability umbrella coverage as is specified under clause (c)(ii)(B) above or such greater amount as may be required under the Franchise Agreement;

(viii) Blanket crime and fidelity bond insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by Grantor’s or Manager’s personnel;

(ix) Earthquake insurance (including subsidence), insuring in an amount equal to one times (1X) the probable maximum loss of the Property (as determined by Beneficiary) with a maximum deductible of no greater than ten percent (10%) of the face amount of the Policy or Twenty-Five Thousand and No/100 Dollars ($25,000.00); provided, however, that if the deductible exceeds five percent (5%), Beneficiary shall have the right to require Grantor to escrow funds with Beneficiary in an amount sufficient to fund the amount of the deductible in excess of five percent (5%); provided, however, that Beneficiary acknowledges it shall not require earthquake insurance for the Property based on the current probable maximum loss;

(x) if required by Beneficiary, ordinance or law coverage to compensate for the cost of demolition and the increased cost of construction;

(xi) insurance coverage for terrorism and terrorist acts, in form and content and with coverages satisfying all requirements of the Terrorism Risk Insurance Act as the same may be amended or supplemented, or any successor or replacement legislation (“TRIA”); provided, however, in the event that TRIA is not renewed, Grantor shall procure coverage for terrorism and terrorist acts in form and content acceptable to Beneficiary in its sole discretion, as long as such coverage is commercially available; and

(xii) Such other insurance as may from time to time be reasonably required by Beneficiary or as may be required by the Franchise Agreement, including, without limitation, during the course of any construction of, or repairs to, any Improvements, builder’s completed value risk insurance against “all risks of physical loss” including (A) collapse, damage resulting from errors in design or faulty workmanship or materials, water damage, flood damage (if applicable) and transit coverage, in a nonreporting form, covering the total value of work performed or contracted for and equipment, supplies and materials furnished or contracted for, plus interest, costs and other “soft” construction costs as Beneficiary deems appropriate, and (B) a full installation floater to insure all materials stored on the Land but not yet part of the permanent installation.

The insurance coverage required under this Section 4(c) may be offered under a blanket policy or policies covering the Property and other properties and assets not constituting a part of the security hereunder; provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Property and identify the Property, with a mortgagee clause naming Beneficiary, its successors and/or assigns specifically for the Property.

(d) Grantor shall increase the amount of insurance required to be provided hereunder at the time that each such policy is renewed (but, in any event not less frequently than once during each twelve (12) month period) by using the F.W. Dodge Building Index to determine whether there has been an increase in the replacement cost of the Improvements since the most recent adjustment of any such policy and, if there has been any such increase, the amount of insurance required to be provided hereunder shall be adjusted accordingly.

(e) All policies of insurance required pursuant to this Section (collectively, the “Policies”) shall: (i) be issued by an insurer fully licensed in the state where the Property is located, with such insurer having at least an investment grade, claims paying ability rating, of “A-”or better by Standard & Poors Rating Group, Moody’s or Fitch IBCA or an equivalent rating from a rating agency of similar stature and quality or issued by an insurer otherwise acceptable to Beneficiary in its reasonable discretion (or, if not acceptably rated by any of the foregoing, a cut through endorsement from an acceptably rated company will be required, with a reinsurance agreement having a total value, one hundred percent (100%) assumption of liability endorsement, which must include a requirement for at least ninety (90) days notice of cancellation thereof); (ii) contain a standard “noncontributory mortgagee” clause or endorsement and a “lender’s loss payable endorsement” or their equivalents and shall name Beneficiary, its successors and/or assigns, as their respective interests may appear, as an additional insured and loss payee and as the person to which all payments made by such insurance company shall be paid; (iii) contain a waiver of subrogation against Beneficiary; (iv) be maintained throughout the term of this Deed of Trust without cost to Beneficiary; (v) be assigned and delivered to Beneficiary; (vi) contain such provisions as Beneficiary deems reasonably necessary or appropriate to protect its interest including, without limitation, endorsements providing that neither Grantor, Beneficiary nor any other party shall be a co-insurer thereunder, that Beneficiary shall have no liability for insurance premiums thereunder and that Beneficiary shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation; provided, however, Beneficiary must receive at least ten (10) days advance written notice in the event of a cancellation due to non-payment of any premium; and (vii) be satisfactory in form and substance to Beneficiary and be approved by Beneficiary as to amounts, form, risk coverage, deductible, loss payees and insureds. Grantor shall have delivered an original of each of the Policies to Beneficiary or a copy, certified as true, correct and complete by the insurance agent, of each of the Policies. Unless such premiums are deposited in the Tax and Insurance Escrow Account, Grantor shall pay or cause Manager to pay the premiums for the Policies (the “Insurance Premiums”) as they become due and payable. As soon as the same is available, but in any event prior to the expiration date of each of the Policies, Grantor will deliver to Beneficiary satisfactory evidence of the renewal of each Policy. Notwithstanding anything to the contrary herein, in the event that the Franchise Agreement requires (1) greater amounts of coverage for any insurance required hereunder, or (2) additional types of insurance coverage, then the Franchise Agreement insurance requirements shall prevail. In the event Grantor fails to provide, maintain, keep in force, or deliver and furnish to Beneficiary the Policies, Beneficiary may procure such insurance or single-interest insurance for such risks covering Beneficiary’s interest, and Grantor will reimburse Beneficiary for all premiums paid by Beneficiary, together with interest thereon from the date paid at the Default Rate, promptly upon demand by Beneficiary. Until such payment is made by Grantor, the amount of all such premiums, together with interest thereon, shall be secured by this Deed of Trust.

(f) If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Grantor shall give prompt written notice thereof to Beneficiary.

(i) In the case of a loss covered by Policies, Beneficiary may: (A) settle and adjust any claim with the prior consent of Grantor, not to be unreasonably withheld or (B) allow Grantor to agree with the insurance company or companies on the amount to be paid upon the loss; provided, however, that, if no Event of Default shall have occurred and be continuing, Grantor may adjust losses aggregating not in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Cut-Off Amount”) if such adjustment is carried out in a competent and timely manner and provided in such case that Grantor shall be, and is hereby, authorized to collect and receive any such insurance proceeds. The expenses incurred by Beneficiary in the adjustment and collection of insurance proceeds shall become part of the Debt, shall be secured by this Deed of Trust and shall be reimbursed by Grantor to Beneficiary on demand.

(ii) In the event of any insured damage to or destruction of the Property or any part thereof (an “Insured Casualty”), the proceeds of insurance collected shall, if in excess of the Cut-Off Amount, at the option of Beneficiary in its sole discretion, be applied either to the payment of the Debt or applied to reimburse Grantor for the cost of restoring, repairing, replacing or rebuilding the Property or the part thereof subject to the Insured Casualty, in the manner set forth below. In no case shall any such application reduce or postpone any payments otherwise required pursuant to the Note. In the event of any Insured Casualty where: (A) the proceeds of insurance are sufficient to enable Grantor to fully restore the Property; (B) the term of, and proceeds derived from, Grantor’s business interruption insurance (or other similar insurance) shall be sufficient to fully cover the period that the Property is undergoing restoration; (C) Beneficiary determines that the restoration is reasonably capable of being completed, and is actually completed, at least nine (9) months prior to the Maturity Date; (D) the Franchise Agreement has not been terminated as a result of the Insured Casualty; (E) the restoration can be completed within nine (9) months from the date that the Insured Casualty occurred, or within such shorter time period as may be required by the Franchise Agreement; (F) the restoration is permitted or required under the Franchise Agreement, and (G) the Debt Service Coverage Ratio upon completion of the restoration is reasonably estimated by Beneficiary to be a minimum of 1.30:1.0, then, if no Event of Default shall have occurred and be continuing, the proceeds of insurance shall be applied to the cost of restoring, repairing, replacing or rebuilding the Property or the part thereof subject to the Insured Casualty, as provided for below; and Grantor hereby covenants and agrees forthwith to commence and diligently to prosecute such restoring, repairing, replacing or rebuilding. NOI for purposes of this calculation shall be NOI for the twelve (12) calendar month period immediately preceding the casualty, unless the appraiser referenced in clause 4(f)(ii)(D) above estimates that NOI after the restoration will be more than ten percent (10%) less than NOI for such twelve (12) calendar month period, in which case the Debt Service Coverage Ratio shall be calculated using the appraiser’s estimate of NOI.

(iii) In the event that proceeds of insurance, if any, shall be made available to Grantor for the restoring, repairing, replacing or rebuilding of the Property, Grantor hereby covenants to restore, repair, replace or rebuild the Property to be of at least equal value and of substantially the same character as prior to such damage or destruction, all to be effected in accordance with applicable law and plans and specifications approved in advance by Beneficiary and otherwise in accordance with the requirements of the Franchise Agreement, if any; provided, however, that Grantor shall pay all costs of such restoring, repairing, replacing or rebuilding in excess of the net proceeds of insurance required to be made available pursuant to the terms hereof and, upon Beneficiary’s request, Grantor shall provide Beneficiary evidence reasonably satisfactory to Beneficiary that sufficient funds for the such restoration, repair, replacement or rebuilding in excess of the net proceeds of insurance are available to Grantor for such purpose.

(iv) In the event Grantor is entitled to reimbursement out of insurance proceeds held by Beneficiary, such proceeds shall be disbursed from time to time upon Beneficiary being furnished with: (A) evidence satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding; (B) funds, or, at Beneficiary’s option, assurances satisfactory to Beneficiary that such funds are available, sufficient in addition to the proceeds of insurance to complete the proposed restoration, repair, replacement and rebuilding; and (C) such architect’s certificates, waivers of lien for work previously performed or contemporaneously funded, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Beneficiary may reasonably require and approve. Beneficiary may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Beneficiary prior to commencement of work (which approval shall not be unreasonably withheld). No payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the value of the work performed from time to time, other than with respect to subcontracts where the entire scope of work thereunder has been substantially completed. Funds other than proceeds of insurance shall be disbursed prior to disbursement of such insurance proceeds, and at all times the undisbursed balance of such proceeds remaining in Beneficiary’s possession, together with funds held by Grantor or irrevocably committed to the satisfaction of Beneficiary by or on behalf of Grantor for that purpose, shall be at least sufficient in the judgment of Beneficiary to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens and claims of lien. Any surplus which may remain out of insurance proceeds held by Beneficiary after payment of such costs of restoration, repair, replacement or rebuilding shall be delivered to Grantor, provided such restoration was performed in accordance with the provisions of this Section and Grantor is not then in default of its obligations under the Loan Documents. If the conditions in the immediately preceding sentence have not been satisfied, Beneficiary shall apply such surplus proceeds to the payment of the Debt in any order in its sole discretion.

(g) Grantor shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Section. Notwithstanding the foregoing, Grantor may carry insurance not required under this Deed of Trust, provided any such insurance affecting the Property shall be for the mutual benefit of Grantor and Beneficiary, as their respective interests may appear, and shall be subject to all other provisions of this Section.

(h) Prior to/or contemporaneous with the execution of this Deed of Trust, Grantor shall provide Beneficiary with evidence that the insurance required hereunder is in full force and effect in accordance with the terms hereof, with all premiums due thereunder prepaid through the first twelve (12) months subsequent to the execution of this Deed of Trust or such shorter period as Beneficiary may require.

5. Payment of Taxes

Grantor shall pay all taxes, assessments, water rates and sewer rents, now or hereafter levied, assessed or imposed against the Property or any part thereof (collectively, the “Taxes”) and all ground rents, maintenance charges, other governmental impositions, and other charges including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied, assessed or imposed against the Property or any part thereof (collectively, the “Other Charges”) as they become due and payable. Grantor will deliver to Beneficiary evidence satisfactory to Beneficiary that the Taxes and Other Charges have been so paid, or are not then delinquent, no later than thirty (30) days following the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Grantor shall not suffer, and shall promptly cause to be paid and discharged, any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. Grantor shall furnish to Beneficiary or its designee receipts for the payment of the Taxes, Other Charges and charges for utility services prior to the date that such obligations shall become delinquent. Grantor shall be entitled to contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount of any Taxes or Other Charges. Notwithstanding the preceding sentence, during the pendency of any such contest Grantor shall pay or cause to be paid all Taxes and Other Charges as and when due and payable otherwise in accordance with Section 32 hereof.

6. Tax and Insurance Escrow Fund

Beneficiary shall not require escrows for Taxes, Other Charges or Insurance Premiums unless Beneficiary does not receive evidence that Grantor is remaining current in its payment of all such items. If Beneficiary determines that Grantor or its agents have not stayed current in the payment of all Taxes, Other Charges and Insurance Premiums (a “Trigger Event”), Beneficiary shall provide notice thereof to Grantor and immediately thereafter, Grantor shall pay to Beneficiary an initial deposit to the Tax and Insurance Escrow Fund in an amount which, when added to the monthly amounts to be deposited as specified below, will be sufficient in Beneficiary’s estimation, to satisfy the next due Taxes and Other Charges and the next due Insurance Premiums. Grantor shall thereafter pay to Beneficiary monthly on the first (1st) day of each calendar month: (a) one-twelfth (1/12th) of an amount which would be sufficient to pay the Taxes and Other Charges payable, or estimated by Beneficiary to be payable, during the next ensuing twelve (12) months; and (b) one-twelfth (1/12th) of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the amounts described in clauses (a) and (b) of Section 4 above, collectively, the “Tax and Insurance Escrow Fund”). The Tax and Insurance Escrow Fund and the monthly installments of principal and interest payable under the Note shall be added together and shall be paid as an aggregate sum by Grantor to Beneficiary. Grantor hereby pledges to Beneficiary any and all monies hereafter deposited in the Tax and Insurance Escrow Fund as additional security for the payment of the Debt. Beneficiary will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Grantor pursuant to Sections 4 and 5 hereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4 and 5 hereof, Beneficiary shall, in its discretion, return any excess to Grantor or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If the Tax and Insurance Escrow Fund is not sufficient to pay the items set forth in Sections 4 and 5 above, Grantor shall promptly pay to Beneficiary, upon demand, an amount which Beneficiary shall estimate as sufficient to make up the deficiency. Upon the occurrence of an Event of Default, Beneficiary may apply any sums then comprising the Tax and Insurance Escrow Fund to the payment of the Debt in any order in its sole discretion. Until expended or applied as above provided, any amounts in the Tax and Insurance Escrow Fund shall constitute additional security for the Debt. To the extent permitted by applicable law, the Tax and Insurance Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Beneficiary. No earnings or interest on the Tax and Insurance Escrow Fund, if applicable, shall be payable to Grantor.

7. Annual Budget; Accounts

(a) No later than December 3l of each year, Grantor shall submit to Beneficiary, for Beneficiary’s approval, a form of Budget for the twelve (12) calendar months succeeding the term covered by the last approved Budget. So long as no Event of Default has occurred and is continuing, Beneficiary’s approval of the Budget shall not be required. If an Event of Default has occurred which is continuing such that Beneficiary’s approval of the Budget is required hereunder, Beneficiary’s approval of any proposed budget shall not be unreasonably withheld, conditioned or delayed. If Beneficiary’s approval or disapproval is required hereunder and such approval is not given prior to January 31, Grantor shall be deemed to be authorized to operate the Property in accordance with the most recently approved Budget with each line item increased by five percent (5%).

(b) Beneficiary shall this day, or as soon hereafter as is practicable, but subject to the terms and conditions set forth in Section 6 hereof, establish and shall thereafter maintain the following escrow accounts at one or more federally insured institutions selected by Beneficiary (collectively, the “Accounts”), each of which shall be in Beneficiary’s name and shall constitute additional security for the Loan:

(i) Replacement Reserve Account (“Replacement Reserve Account”), which shall be an interest-bearing account from which Grantor may request, absent the existence of an Event of Default, withdrawals no more frequently than once any calendar month to refurbish, repair or replace Equipment at the Property (“Replacements”), ordinary maintenance and upkeep expenses excluded, in a manner and upon terms and conditions reasonably acceptable to Beneficiary; provided, however, there shall be no requirement for a Replacement Reserve Account for the first five (5) years of the Loan term, but beginning on the sixth (6) anniversary of the date hereof and annually thereafter, Grantor shall have provided to Beneficiary evidence reasonably acceptable to Beneficiary that Grantor has invested an average of at least four percent (4%) of Property gross revenues per annum during the Loan term for the purchase and installation of Replacements at the Property. If Grantor does not adequately demonstrate that it has made such qualified expenditures, Beneficiary shall require that Grantor, immediately thereafter, make monthly deposits to Beneficiary, at the time of and in the same manner as payments are made under the Note, in an amount equal to one-twelfth of the positive difference between (1) four percent (4%) of the Property’s gross revenues for the preceding calendar year and (2) the amount of actual approved Replacements made by Grantor during such calendar year; and

(ii) Tax and Insurance Escrow Account, into which shall be deposited, following a Trigger Event as described in Section 6 above and thereafter monthly on the first (1st) day of each calendar month, pursuant to the Budget, an amount sufficient to satisfy Grantor’s obligations under Section 6 hereof (the “Tax and Insurance Escrow Account”).

(c) Beneficiary shall have sole signatory authority with respect to any and all withdrawals from the Accounts. All such withdrawals shall be made solely in accordance with the applicable Loan Documents, and by this instrument Grantor does hereby irrevocably authorize and direct Beneficiary to make all such withdrawals on Grantor’s behalf to satisfy Grantor’s obligations hereunder and under such Loan Documents.

8. Condemnation

(a) Grantor shall promptly give Beneficiary written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding (a “Condemnation”) and shall deliver to Beneficiary copies of any and all papers served in connection with such proceedings. Beneficiary is hereby irrevocably appointed as Grantor’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment for such Condemnation above the Cut-Off Amount and to make any compromise or settlement in connection with such proceeding, subject to the provisions of this Deed of Trust, including specifically but without limitation, those set forth in Section 8(b)(ii) hereof. Notwithstanding any taking by any public or quasi-public authority through eminent domain or otherwise (including, without limitation, any transfer made in lieu of or in anticipation of the exercise of such taking), Grantor shall continue to pay the Debt at the time and in the manner provided for in the

Note, this Deed of Trust and the other Loan Documents, and the Debt shall not be reduced until any award or payment therefor shall have been actually received after expenses of collection and applied by Beneficiary to the discharge of the Debt. Beneficiary shall not be limited to the interest paid on the award by the condemning authority but shall be entitled to receive out of the award interest at the rate or rates provided in the Note.

(b) If the Property shall be the subject of a Condemnation, in whole or in part, Grantor shall give prompt written notice thereof to Beneficiary.

(i) In the case of a Condemnation, provided that no Event of Default has occurred and is continuing, Beneficiary may: (A) settle and adjust any claim with the prior written consent of Grantor, or (B) allow Grantor to agree with the condemning authority on the amount to be paid upon the Condemnation; provided, however, that, if no Event of Default shall have occurred and be continuing, Grantor may adjust losses aggregating not in excess of the Cut-Off Amount if such adjustment is carried out in a competent and timely manner, and provided in such case that Grantor shall be, and is hereby, authorized to collect and receive for any such Condemnation award or proceeds. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, Beneficiary may settle and adjust any claim without the consent of Grantor. The expenses incurred by Beneficiary in the adjustment and collection of a Condemnation award or proceeds shall become part of the Debt, shall be secured by this Deed of Trust and shall be reimbursed by Grantor to Beneficiary on demand.

(ii) In the event of any Condemnation affecting all or any portion of the Property, the award or proceeds above the Cut-Off Amount collected upon any Condemnation shall, at the option of Beneficiary in its sole discretion, be applied to the payment of the Debt or applied to the cost of restoring, repairing, replacing or rebuilding the Property or the part thereof subject to the Condemnation in the manner set forth below. In no case shall any such application reduce or postpone any payments otherwise required pursuant to the Note. In the event of any Condemnation where: (A) the Condemnation proceeds are sufficient to enable Grantor to fully restore the Property; (B) the term of, and proceeds derived from, Grantor’s business interruption insurance (or other similar insurance) shall be sufficient to fully cover the period that the Property is undergoing restoration; (C) Beneficiary determines that the restoration is reasonably capable of being completed, and is actually completed, at least nine (9) months prior to the Maturity Date; (D) the Franchise Agreement has not been terminated as a result of the Condemnation; (E) the restoration can be completed within nine (9) months from the date that the Condemnation occurred, or within such shorter time period as may be required by the Franchise Agreement; (F) the restoration is permitted or required under the Franchise Agreement, and (G) the Debt Service Coverage Ratio upon completion of the restoration is reasonably estimated by Beneficiary to be a minimum of 1.30:1.0, then, if no Event of Default shall have occurred and be continuing, the proceeds of insurance shall be applied to the cost of restoring, repairing, replacing or rebuilding the Property or the part thereof subject to the Condemnation, as provided for below; and Grantor hereby covenants and agrees forthwith to commence and diligently to prosecute such restoring, repairing, replacing or rebuilding. NOI for purposes of this calculation shall be NOI for the twelve (12) calendar month period immediately preceding the casualty, unless the appraiser referenced in clause 8(b)(ii)(D) above estimates that NOI after the restoration will be more than ten percent (10%) less than NOI for such twelve (12) calendar month period in which case the Debt Service Coverage Ratio shall be calculated using the appraiser’s estimate of NOI.

(iii) In the event that a Condemnation award or proceeds, if any, shall be made available to Grantor for the restoring, repairing, replacing or rebuilding of the Property, Grantor hereby covenants to restore, repair, replace or rebuild the Property to be of at least equal value and of substantially the same character as prior to such Condemnation, all to be effected in accordance with applicable law and plans and specifications approved in advance by Beneficiary; provided, however, that Grantor shall pay all costs of such restoring, repairing, replacing or rebuilding in excess of the net proceeds or award required to be made available pursuant to the terms hereof and, upon Beneficiary’s request, Grantor shall provide Beneficiary evidence reasonably satisfactory to Beneficiary that sufficient funds for the such restoration, repair, replacement or rebuilding in excess of the net proceeds or award are available to Grantor for such purpose.

(iv) In the event Grantor is entitled to reimbursement out of proceeds held by Beneficiary, such proceeds shall be disbursed from time to time upon Beneficiary being furnished with: (A) evidence satisfactory to it of the estimated cost of completion of the restoration, repair, replacement and rebuilding; (B) funds, or, at Beneficiary’s option, assurances satisfactory to Beneficiary that such funds are available, sufficient in addition to the Condemnation award or proceeds to complete the proposed restoration, repair, replacement and rebuilding; and (C) such architect’s certificates, waivers of lien for work previously performed or contemporaneously funded, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Beneficiary may require and approve. Beneficiary may, in any event, require that all plans and specifications for such restoration, repair, replacement and rebuilding be submitted to and approved by Beneficiary prior to commencement of work (which approval shall not be unreasonably withheld). No payment made prior to the final completion of the restoration, repair, replacement and rebuilding shall exceed ninety percent (90%) of the value of the work performed from time to time, other than with respect to subcontracts where the entire scope of the work thereunder has been substantially completed. Funds other than the proceeds or award shall be disbursed prior to disbursement of such proceeds or award, and at all times the undisbursed balance of such proceeds or award remaining in Beneficiary’s possession, together with funds held by Grantor or irrevocably committed to the satisfaction of Beneficiary by or on behalf of Grantor for that purpose, shall be at least sufficient in the judgment of Beneficiary to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens and claims of lien. Any surplus which may remain out of a Condemnation award or proceeds held by Beneficiary after payment of such costs of restoration, repair, replacement or rebuilding shall be delivered to Grantor, provided such restoration was performed in accordance with the provisions of this Section, and Grantor is not then in default of its obligations under the Loan Documents.

(c) Grantor unconditionally and irrevocably waives all rights of a property owner under Section 1265.225(a) of the California Code of Civil Procedure or any successor statute providing for the allocation of condemnation proceeds between a property owner and a lien holder.

9. Leases and Profits

(a) In connection with the Loan, Grantor has absolutely and unconditionally assigned to Beneficiary all of Grantor’s right, title and interest in all current and future Leases and Profits, it being intended by Grantor that such assignment constitutes a present, absolute assignment and not an assignment for additional security only. Such assignment to Beneficiary shall not be construed to bind Beneficiary to the performance of any of the covenants, conditions or provisions contained in any such Lease or otherwise to impose any obligation upon Beneficiary. Grantor shall execute and deliver to Beneficiary such additional instruments, in form and substance reasonably satisfactory to Beneficiary, as may hereafter be requested by Beneficiary to further evidence and confirm such assignment. Nevertheless, subject to the terms of this Section, Beneficiary has granted to Grantor a revocable license to operate and manage the Property and to collect the Profits. Grantor shall hold the Profits, or a portion thereof sufficient to discharge all current sums due on the Debt, in trust for the benefit of Beneficiary and subject to the terms hereof. Upon the occurrence of an Event of Default, the license granted to Grantor shall automatically be revoked, and Beneficiary shall immediately be entitled to possession of all Profits, whether or not Beneficiary enters upon or takes control of the Property. Beneficiary is hereby granted and assigned by Grantor the right, at its option, upon revocation of the license granted herein, to enter upon the Property in person, by agent or by court-appointed receiver to collect the Profits. Any Profits collected after revocation of the license may be applied toward payment of the Debt in such priority and proportions as Beneficiary in its discretion shall deem appropriate.

(b) Grantor shall furnish Beneficiary with executed copies of all Leases, if any. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates and shall be arms-length transactions. All Leases shall provide that they are subordinate to this Deed of Trust and that the lessee agrees to attorn to Beneficiary. Grantor shall: (A) observe and perform all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Debt; (B) promptly send to Beneficiary copies of all notices of default which Grantor shall send or receive thereunder; (C) enforce all of the terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed; (D) not collect any

Profits more than one (1) month in advance; (E) not execute any other assignment of the lessor’s interest in the Leases or Profits; (F) other than de minimis non-financial amendments, not alter, modify or change the terms of any Major Leases (as defined in the Assignment of Lease Assignment) without the prior written consent of Beneficiary, or, except if a lessee is in default, cancel or terminate the Leases or accept a surrender thereof or convey or transfer or suffer or permit a conveyance or transfer of all or any portion of the Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder; provided, however, that any Lease (except the Operating Lease) may be canceled if at the time of the cancellation thereof a new Lease is entered into with a bona fide, independent third-party on substantially the same terms or more favorable terms as the canceled Lease; (G) not alter, modify or change the terms of any guaranty of the Major Leases or cancel or terminate such guaranty without the prior written consent of Beneficiary; (H) not consent to any assignment of or subletting under the Leases not in accordance with their terms, without the prior written consent of Beneficiary; and (I) execute and deliver at the request of Beneficiary all such further assurances, confirmations and assignments in connection with the Property as Beneficiary shall from time to time request.

(c) If required by applicable law, all security deposits of lessees, if any, whether held in cash or any other form, shall not be commingled with any other funds of Grantor and, if cash, shall be deposited by Grantor into a separate “Security Deposits Account.” Any bond or other instrument which Grantor is permitted to hold in lieu of cash security deposits under any applicable legal requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall be issued by an institution satisfactory to Beneficiary, shall, if permitted pursuant to any legal requirements, name Beneficiary as payee or mortgagee thereunder (or at Beneficiary’s option, be fully assignable to Beneficiary) and shall, in all respects, comply with any applicable legal requirements and otherwise be reasonably satisfactory to Beneficiary. Grantor shall, upon request, provide Beneficiary with evidence reasonably satisfactory to Beneficiary of Grantor’s compliance with the foregoing. Following the occurrence and during the continuance of any Event of Default, Grantor shall, upon Beneficiary’s request, if permitted by any applicable legal requirements, turn over to Beneficiary the security deposits (and any interest theretofore earned thereon) with respect to all or any portion of the Property, to be held by Beneficiary subject to the terms of the Leases.

10. Representations Concerning Loan and Anti-Terrorism Laws

Other than as disclosed to Beneficiary in writing prior to the funding of the Loan, Borrower and Accommodation Grantor, respectively, severally and not jointly (except in any instance where “Grantor” is used in this Section 10), each represents, warrants and covenants, for itself, as follows:

(a) Borrower is duly organized and validly existing in good standing under the applicable laws of the state of its creation as a limited liability company, and Borrower is qualified to do business in and is in good standing in its state of formation and in the state in which the Property is located, with full power, right, authority and legal capacity to enter into this Deed of Trust, the Loan and the Loan Documents and to operate the Property as contemplated hereunder. Borrower is a valid limited liability company for federal and state income tax purposes. If the issuance of any interest in Borrower is subject to any so-called “Blue Sky Laws” and/or any federal securities laws and regulations, each such issuance has been in compliance with all such laws and regulations to which it is subject. Innkeepers USA Limited Partnership, a Virginia limited partnership (“Sole Member”) is the sole member of Borrower. Sole Member is duly organized and validly existing in good standing under the applicable laws of the state of its creation as a limited partnership, and is qualified to do business in and is in good standing in its state of formation. If the issuance of any interest in Sole Member is subject to any so-called “Blue Sky Laws” and/or any federal securities laws and regulations, each such issuance has been in compliance with all such laws and regulations to which it is subject. Sole Member is a valid partnership for federal and state income tax purposes.

(b) Accommodation Grantor is duly organized and validly existing in good standing under the applicable laws of the state of its creation as a limited liability company, and Accommodation Grantor is qualified to do business in and is in good standing in its state of formation and in the state in which the Property is located, with full power, right, authority and legal capacity to enter into this Deed of Trust and the Loan Documents to which it is a party, and to operate the Property as contemplated hereunder. Accommodation Grantor is a valid limited liability company for federal and state income tax purposes. If the issuance of any interest in Accommodation Grantor is subject to any so-called “Blue Sky Laws” and/or any federal securities laws and regulations, each such issuance has been in compliance with all such laws and regulations to which it is subject. Sole Member is the sole member of Accommodation Grantor.

(c) Borrower only represents that the execution, delivery and performance of the Loan Documents executed or delivered by Borrower and the consummation of the transactions contemplated thereby: (i) have been duly authorized by all requisite actions; (ii) have been approved or consented to by all of their respective constituent entities whose approval or consent is required to be obtained; (iii) do not require the approval or consent of any governmental authority having jurisdiction over any of Borrower or the Property; (iv) do not and will not constitute a violation of, or default under, the governing instruments of Borrower or any applicable requirement of a governmental authority; and (v) will not be in contravention of any court or administrative order or ruling applicable to Borrower or the Property, or any mortgage, indenture, agreement, commitment or instrument to which Borrower is a party or by which it or its assets are bound, nor create or cause to be created any mortgage, lien, encumbrance, or charge against the assets of Borrower other than those permitted by the Loan Documents.

(d) Accommodation Grantor only represents that the execution, delivery and performance of the Loan Documents to which it is a party executed or delivered by Accommodation Grantor and the consummation of the transactions contemplated thereby: (i) have been duly authorized by all requisite actions; (ii) have been approved or consented to by all of their respective constituent entities whose approval or consent is required to be obtained; (iii) do not require the approval or consent of any governmental authority having jurisdiction over any of Accommodation Grantor or the Property; (iv) do not and will not constitute a violation of, or default under, the governing instruments of Accommodation Grantor or any applicable requirement of a governmental authority; and (v) will not be in contravention of any court or administrative order or ruling applicable to Accommodation Grantor or the Property, or any mortgage, indenture, agreement, commitment or instrument to which Accommodation Grantor is a party or by which it or its assets are bound, nor create or cause to be created any mortgage, lien, encumbrance, or charge against the assets of Accommodation Grantor other than those permitted by the Loan Documents.

(e) There are no actions, suits or proceedings pending, or, to the best knowledge of Borrower (as to itself) and Accommodation Grantor (as to itself), threatened, nor any pending or, to the best knowledge of Borrower (as to itself) and Accommodation Grantor (as to itself), threatened labor disputes threatened in writing, against or affecting Borrower (as to itself), Accommodation Grantor (as to itself) or the Property, or any other collateral covered by the Loan Documents, or involving the validity or enforceability of the Loan Documents or the priority of the liens created or to be created thereby, at law or in equity, or before or by any governmental authority, which, if adversely determined, would, in the determination of Beneficiary, either individually or in the aggregate, have a material adverse affect on (i) the operation of the Property as contemplated hereunder, (ii) the ability of Borrower or Accommodation Grantor to pay all of its liabilities or to perform all of its obligations in the manner and within the time periods required under the Loan Documents, (iii) the validity, enforceability or consummation of the Loan Documents or the transactions contemplated thereby, or (iv) the title to the Property, the permitted uses of the Property or the value of the security provided by the Loan Documents. Borrower has complied with all requirements of ERISA. Accommodation Grantor has complied with all requirements of ERISA.

(f) Borrower only represents that this Deed of Trust and the other Loan Documents to which it is a party are the legal, valid and binding obligations of Borrower, and are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor would the operation of any of the terms of the Note, this Deed of Trust and the other Loan Documents, or the exercise of any right thereunder, render this Deed of Trust or the other Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(g) Accommodation Grantor only represents that this Deed of Trust and the other Loan Documents to which it is a party are the legal, valid and binding obligations of Accommodation Grantor, and are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor would the operation of any of the terms of the Note, this Deed of Trust and the other Loan Documents, or the exercise of any right thereunder, render this Deed of Trust or the other Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(h) To the best knowledge of Grantor, all certifications, permits, licenses and approvals required for the legal use, occupancy and operation of the Property as a hotel, including, without limitation, any applicable liquor license, certificate of completion and occupancy permit, have been obtained or will be obtained and are or will be in full force and effect. To the best knowledge of Grantor, the Property is free of material damage and is in good repair, and there is no proceeding pending or, to the best of Grantor’s knowledge, threatened for the total or partial condemnation of, or affecting, the Property.

(i) To the best knowledge of Grantor, all of the Improvements which were considered in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Land encroach upon any of the Improvements, so as to affect the value or marketability of the Property. To the best knowledge of Grantor, the Property is contiguous to and has access to a physically and legally open all-weather public street, has all necessary permits and approvals for ingress and egress, is adequately serviced by public water, sewer systems and utilities and is on one or more separate tax parcels, all of which are separate and apart from any other property owned by Grantor or any other person. To the best knowledge of Grantor, the Property has all necessary access by public roads or easements which in each case are not terminable and are not subordinate to any mortgage other than this Deed of Trust. To the best knowledge of Grantor, the Property and all of the Improvements comply with all laws, ordinances or regulations pertaining to the use or operation of the Property, including, without limitation, applicable zoning, subdivision and land use, fire, health and safety laws, regulations and ordinances.

(j) To the best knowledge of Grantor, the Property is not subject to any leases, licenses or other use or occupancy agreements other than the Leases, Management Agreement and Franchise Agreement and any other agreements disclosed and delivered to Beneficiary in connection with this Deed of Trust. To the best knowledge of Grantor, no person has any possessory interest in the Property or right to occupy any portion thereof except under and pursuant to the provisions of the Leases or transient hotel guests in the ordinary course of Grantor’s business.

(k) The financial statements of Borrower heretofore furnished to Beneficiary are, as of the date specified therein, complete and correct in all material respects and fairly present the financial condition of Borrower and Guarantor and are, with respect to the general partner, managing member, or manager, as appropriate, of Borrower, prepared in accordance with GAAP and the Uniform System of Accounts for hotel and motel properties as approved by the American Hotel and Motel Association (as in effect from time to time, the “Uniform System of Accounts”) applied on a consistent basis. Borrower and/or Guarantor does not on the date hereof have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which in each case are known to Borrower and/or Guarantor and which, in Borrower’s opinion, are reasonably likely to result in a material adverse effect on the Property or the operation thereof as a hotel, except as referred to or reflected or provided for in the financial statements heretofore furnished to Beneficiary or as otherwise disclosed to Beneficiary herein. Since the last date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in such financial statements as of the dates thereof.

(l) The Franchise Agreement is in full force and effect and there is no default, breach or violation existing thereunder by Grantor and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by Grantor thereunder.

(m) The Management Agreement is in full force and effect and there is no default, breach or violation existing thereunder by Grantor and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by Grantor.

(n) Borrower only represents that neither the execution and delivery of the Loan Documents, Borrower’s performance thereunder, the recordation of this Deed of Trust, nor the exercise of any remedies by Beneficiary, will adversely affect (i) Borrower’s rights under the Franchise Agreement, Management Agreement, the Leases or the Operating Agreements or (ii) the licenses, registrations, permits, certificates, authorizations and approvals necessary for the operation of the Property as a hotel.

(o) Accommodation Grantor only represents that neither the execution and delivery of the Loan Documents to which it is a party, Accommodation Grantor’s performance thereunder, the recordation of this Deed of Trust, nor the exercise of any remedies by Beneficiary, will adversely affect (i) Grantor’s rights under the Franchise Agreement, Management Agreement, the Leases or the Operating Agreements or (ii) the licenses, registrations, permits, certificates, authorizations and approvals necessary for the operation of the Property as a hotel.

(p) To the best knowledge of Grantor, the Leases are in full force and effect and there is no default, breach or violation existing thereunder by Grantor and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by any party thereunder.

(q) To the best knowledge of Grantor, since the date of the last inspection of the Property by Beneficiary: (i) no portion of the Property has been damaged and not repaired to Beneficiary’s satisfaction or has been taken in condemnation or other similar proceedings; and (ii) no change has occurred in the structure or physical condition of the Property other than customary wear and tear.

(r) To the best knowledge of Grantor, since the date of the information and documentation relating to the Property furnished to Beneficiary, no material change in the Property has occurred.

(s) To the best knowledge of Grantor, no default has occurred and is continuing in the performance of any obligation of Grantor or any affiliate of Grantor which would be deemed an Event of Default under the Loan Documents if they were in effect, or any instruments evidencing, securing or guaranteeing any other loan.

(t) Intentionally omitted.

(u) To the best knowledge of Grantor, no notice of violation of any municipal ordinances has been filed against the Property by any municipal department.

(v) To the best knowledge of Grantor, there are no latent or patent defects in the roof, foundations, sprinkler mains, garage, structural, mechanical and HVAC systems and masonry wall in any of the Improvements.

(w) To the best knowledge of Grantor, the survey of the Property delivered to Beneficiary in connection with this Deed of Trust has been performed by a duly licensed surveyor or registered professional engineer in the jurisdiction in which the Property is situated, and does not fail to reflect any material matter affecting the Property or the title thereto.

(x) Grantor is the owner of all of the furniture, fixtures and equipment located on or used in connection with the Property, except for certain FF&E Leases or other subordinate financing, copies of which have been previously delivered to Beneficiary, of equipment used in the ordinary course of business in the operation of hotels and which, in the aggregate, have a payment stream that does not exceed two percent (2%) of Property gross revenues per year (the “FF&E Financing”).

(y) No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity.

(z) Borrower, and to the best of Borrower’s knowledge, after having made diligent inquiry, (a) each Person owning an interest of twenty percent (20%) or more in Borrower and in Borrower’s general partner, managing member or manager, as appropriate, (b) each Guarantor, (c) Manager, and (d) each tenant, if any, at the Property: (i) is not currently identified on the OFAC List, and (ii) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure the foregoing representations and warranties remain true and correct during the term of the Loan.

(aa) Borrower shall comply with all Requirements of Law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon Beneficiary’s request from time to time during the term of the Loan, Borrower shall certify in writing to Beneficiary that Borrower’s representations, warranties and obligations under subsection (z) above and this subsection (aa) remain true and correct and have not been breached. Borrower shall immediately notify

Beneficiary in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Borrower has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Borrower shall comply with all Requirements of Law and directives of Governmental Authorities and, at Beneficiary’s request, provide to Beneficiary copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Borrower shall also reimburse Beneficiary any reasonable expense incurred by Beneficiary in evaluating the effect of such an event on the Loan and Beneficiary’s interest in the collateral for the Loan, in obtaining any necessary license from Governmental Authorities as may be necessary for Beneficiary to enforce its rights under the Loan Documents, and in complying with all Requirements of Law applicable to Beneficiary as the result of the existence of such an event and for any penalties or fines imposed upon Beneficiary as a result thereof.

11. Single Purpose Entity; Authorization

Each entity comprising Grantor represents and warrants, and covenants for itself for so long as any obligations secured by this Deed of Trust remain outstanding, that it will:

(a)	not own any asset or property other than: (i) the Property; and (ii) personal property necessary for the ownership or operation of the Property;

(b)	not engage in any business other than the ownership, management and operation of the Property, and conduct and operate its business as presently conducted and operated and will not change the use of the Property;

(c)	not enter into any contract or agreement with any affiliated entity, or any guarantor of or key principal, guarantor, indemnitor pursuant to the Loan Documents, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such party;

(d)	not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation and including any debt owing to a partner or member in, or an affiliate of, Grantor), other than the Debt, FF&E Financing and trade and operational debt (not including any FF&E Financing) for contracts that are cancelable without Penalty within thirty (30) days of notice, provided, such trade and operational debt is incurred in the ordinary course of business with trade creditors and in amounts as are customary and reasonable under the circumstances. Except with Beneficiary’s prior written approval in each instance, no indebtedness other than the Debt is or shall be secured by the Property. Beneficiary’s approval shall be granted or withheld at Beneficiary’s sole discretion;

(e)	not make any loans or advances to any third party (including any affiliated entity, or any guarantor of or key principal, guarantor, or indemnitor pursuant to the Loan Documents), and not acquire obligations or securities of its affiliated entities;

(f)	remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;

(g)	do and cause to be done all things necessary to observe organizational formalities and preserve its existence;

(h)	not amend, modify or otherwise change its organizational documents without the prior written consent of Lender;

(i)	maintain all of its books, records, financial statements and bank accounts separate from those of its affiliated entities and file its own tax returns, unless required otherwise by applicable law. Grantor shall not change the principal place of its business or the jurisdiction of formation without the prior written consent of Beneficiary;

(j)	maintain its books, records, resolutions and agreements as official records;

(k)	other than as required under the Franchise Agreement with respect to the operation of the Property as a Residence Inn by Marriott hotel, be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliated entity and any guarantor of or key principal, guarantor, or indemnitor pursuant to the Loan Documents), correct any known misunderstandings regarding its status as a separate entity, conduct business in its own name, not identify itself or any of its affiliated entities as a division or part of the other, and maintain and utilize separate stationery, invoices and checks;

(l)	maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(m)	not dissolve, wind up or liquidate, in whole or in part, or consolidate or merge with or into any other person or entity;

(n)	not commingle its funds or other assets with those of any affiliated entity or any guarantor of or key principal, guarantor, or indemnitor pursuant to the Loan Documents, or any other person;

(o)	maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliated entity or any guarantor of or key principal, guarantor, or indemnitor pursuant to the Loan Documents, or any other person;

(p)	not guaranty, become obligated for, or hold itself out to be responsible for the debts or obligations of any other person or entity, or the decisions or actions respecting the daily business or affairs of any other person or entity, or pledge its assets for the benefit of any other person or entity; and

(q)	pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations.

12. Maintenance of Property

Grantor shall cause the Property to be maintained in a good and safe condition and repair. The Improvements and the Equipment shall not be removed, demolished or materially altered (except for complying with PIP and normal replacement of the Equipment) without the prior written consent of Beneficiary. Grantor shall promptly comply with all laws, orders and ordinances affecting the Property, or the use thereof, subject to Grantor’s right to contest the same as provided in this Deed of Trust. Grantor shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated, or which may be affected by any proceeding of the character referred to in Section 8 hereof, and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Except as expressly permitted in writing by Beneficiary, Grantor shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Grantor will not cause or permit such nonconforming use to be discontinued or abandoned without the prior written consent of Beneficiary. Grantor shall not without the prior written consent of Beneficiary: (a) change the use of the Land as currently configured and utilized; (b) permit or suffer to occur any waste on or to the Property or to any portion thereof; or (c) take any steps whatsoever to convert the Property, or any portion thereof, to a condominium or cooperative form of ownership. Grantor shall not enter into any license, easement, covenant or other agreement affecting the Land without the prior written consent of Beneficiary, which consent shall not be unreasonably withheld, conditioned or delayed.

13. Transfer or Encumbrance of the Property

(a) Grantor acknowledges that Beneficiary has examined and relied on the creditworthiness and experience of Grantor and its general partner, managing member, limited partners, members and beneficial owners, as applicable, in owning and operating properties such as the Property in agreeing to make the loan secured by this Deed of Trust, and that Beneficiary will continue to rely on Grantor’s ownership of the

Property as a means of maintaining the value of the Property as security for repayment of the Debt. Grantor acknowledges that Beneficiary has a valid interest in maintaining the value of the Property so as to ensure that, should Grantor default in the repayment of the Debt, Beneficiary can recover the Debt by a sale of the Property. Grantor shall not, without the prior written consent of Beneficiary, directly or indirectly, sell, convey, alienate, mortgage, encumber, pledge or otherwise transfer all or any part of the Property, or permit all or any part of the Property to be sold, conveyed, alienated, mortgaged, encumbered, pledged or otherwise transferred.

(b) A sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer within the meaning of this Section shall be deemed to include: (i) an installment sales agreement wherein Grantor agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Grantor leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Grantor’s right, title and interest in and to any Leases or any Profits; (iii) if Grantor, Guarantor, or any general partner of Grantor is a corporation, the merger, consolidation or voluntary or involuntary sale, exchange, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly (at any tier) controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock, in one or a series of transactions, in any such case the result of which is that an aggregate of more than forty-nine percent (49%) of such corporation’s stock (or such controlling corporation’s stock) shall be vested, legally or beneficially, in a party or parties who are not now stockholders; (iv) if Grantor, Guarantor or any general partner or managing member (or if no managing member, any member) of Grantor is a limited or general partnership, (A) any merger or consolidation of such entity or of any entity directly or indirectly (at any tier) controlling such entity, (B) the change, removal or resignation of a general partner or managing partner, the admission of a new general partner or managing partner, or the direct or indirect (at any tier) transfer or pledge of the legal or beneficial rights to the partnership interests of any general partner or managing partner or any profits or proceeds related thereto, or (C) the voluntary or involuntary merger, consolidation, sale, exchange, conveyance or direct or indirect (at any tier) transfer of legal or beneficial rights to the profits or other partnership interests in such partnership or joint venture, or the creation or issuance of new partnership interests, in one or a series of transactions, in any such case the result of which is that an aggregate of more than forty-nine percent (49%) of such entity’s partnership interests shall be vested, legally or beneficially, in a party or parties who are not now partners; (v) if Grantor, Guarantor or any general partner or member of Grantor or Guarantor is a limited liability company, (A) any merger or consolidation of such entity or of any entity directly or indirectly (at any tier) controlling such entity, (B) the change, removal or resignation of a managing member or of a non-member manager (or if no managing member or non-member manager, any member), or the direct or indirect (at any tier) transfer of the legal or beneficial ownership of membership interests or “units” of a managing member or of a non-member manager (or if no managing member or non-member manager, any member) or any profits or proceeds relating to such membership interests or “units”, or (C) the voluntary or involuntary sale, exchange, conveyance or direct or indirect (at any tier) transfer of membership interests or “units” in such limited liability company, or the creation or issuance of new membership interests or “units” in one or a series of transactions, in any such case the result of which is that an aggregate of more than forty-nine percent (49%) of such company’s membership interests or “units” shall be vested, legally or beneficially, in a party or parties who are not now members; and (vi) the removal, resignation or substitution of the Sole Member in either entity comprising Grantor or the merger, consolidation or voluntary or involuntary sale, exchange, conveyance or direct or indirect (at any tier) transfer of the controlling interest in the stock, partnership interests or membership interests, as applicable, in the Sole Member of each entity comprising Grantor, from parties who are not now currently holders of such ownership interests. Notwithstanding anything contained herein to the contrary, the foregoing restrictions shall not apply to (A) any merger or consolidation of any entity directly or indirectly (at any tier) controlling Guarantor, (B) the direct or indirect (at any tier) sale, transfer or pledge of the stock in or legal or beneficial rights to the stock in Guarantor or any profits or proceeds related thereto, (C) the voluntary or involuntary merger, consolidation, sale, exchange, conveyance or direct or indirect (at any tier) transfer of legal or beneficial rights to the profits or stock in Guarantor, or the creation or issuance of ownership interests in Guarantor, in one or a series of transactions to a party or parties who are not now owners, so long as, Guarantor remains the ultimate owner of each entity comprising Grantor and continues to control the day to day operations of each entity comprising Grantor, or (D) the transfer of existing limited partnership interests in the Sole Member of either entity comprising Grantor, or the creation of new limited partnership interests in such Sole Member of either party comprising Grantor, provided that the current general partner of such Sole Member of either entity comprising Grantor continues to be owned and controlled by Guarantor; provided, in each case, that Grantor shall deliver to Beneficiary the following: (A) a certificate from an authorized signatory of Grantor confirming that the conditions in this sentence have been met, (B) complete copies of all transfer, organizational, trust (with confidential terms redacted) and other documentation executed in connection with such transaction, (C) a new organizational structure chart reflecting the equity ownership (names of entities and ownership percentage, etc.) of Grantor and its members, direct and indirect owners, providing the same level of detail as the organizational chart submitted to and acceptable to Beneficiary during the Loan origination process, and (D) in the event such transaction results in forty-nine percent (49%) or more of the interest in Grantor in the aggregate being owned by an entity which is not an owner, directly or indirectly, of Grantor as of the closing of the Loan, a non-consolidation opinion reasonably acceptable to Beneficiary.

(c) No sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer all or any part of the Property, shall be permitted during the term of the Loan without Beneficiary’s prior written approval. Beneficiary shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Grantor’s sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property without Beneficiary’s written consent. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property regardless of whether voluntary or not, or whether or not Beneficiary has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property.

(d) Beneficiary’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in accordance with Section 14 of the Note shall not be deemed to be a waiver of Beneficiary’s right to require such consent in the future. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in contravention of this Section shall be null and void and of no force or effect.

(e) Grantor agrees to bear and shall pay or reimburse Beneficiary on demand for all expenses (including, without limitation, Beneficiary’s out-of-pocket attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Beneficiary in connection with the review, approval or disapproval, and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.

14. Certificates: Affidavits

(a) Within ten (10) days after request by Beneficiary, Borrower shall furnish Beneficiary with a statement, duly acknowledged and certified, setting forth: (i) the amount of the original principal amount of the Note; (ii) the then outstanding principal balance of the Note; (iii) the rate of interest of the Note; (iv) the date on which installments of interest and/or principal were last paid; (v) any offsets or defenses to the payment of the Debt; and (vi) that the Note, this Deed of Trust and the other Loan Documents are valid, legal and binding obligations of Borrower, which have not been modified or if modified, giving particulars of such modification. Within ten (10) days after request by Beneficiary, Accommodation Grantor shall furnish Beneficiary with a statement, duly acknowledged and certified, setting forth that this Deed of Trust and the other Loan Documents to which it is a party are valid, legal and binding obligations of Accommodation Grantor, which have not been modified or if modified, giving particulars of such modification.

(b) Within ten (10) days after written request by Beneficiary, Grantor shall furnish Beneficiary with a certificate reaffirming all representations and warranties of Grantor set forth herein and in the other Loan Documents as of the date requested by Beneficiary or, to the extent of any changes to any such representations and warranties, so stating such changes.

(c) Grantor shall deliver to Beneficiary upon request, tenant estoppel certificates from each tenant under a Lease, if applicable, in form and substance satisfactory to Beneficiary; provided, however, that Grantor shall not be required to deliver such certificates more frequently than once in any consecutive twelve (12) month period except upon any sale or transfer (or proposed sale or transfer) of the Loan by Beneficiary.

15. Changes in the Laws Regarding Taxation

If any law is enacted, adopted or amended after the date of this Deed of Trust which deducts the Debt from the value of the Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Beneficiary’s interest in the Property, Borrower will pay such tax, with interest and penalties thereon, if any. In the event Beneficiary or its counsel determines that the payment of such tax or interest and penalties by Grantor would be unlawful or taxable to Beneficiary or unenforceable or provide the basis for a defense of usury, then in any such event, Beneficiary shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable, at par without penalty or premium.

16. No Credits on Account of the Debt

Borrower will not claim, demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Deed of Trust or the Debt. In the event such claim, credit or deduction shall be required by law, Beneficiary shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

17. Documentary Stamps

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note or this Deed of Trust, or shall impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

18. Controlling Agreement

It is expressly stipulated and agreed to be the intent of Borrower and Beneficiary at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Beneficiary to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Deed of Trust and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Beneficiary’s exercise of the option to accelerate the maturity of the Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Beneficiary’s express intent that all excess amounts theretofore collected by Beneficiary shall be credited on the principal balance of the Note and all other Debt (or, if the Note and all other Debt have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Beneficiary for the use, forbearance, or detention of the Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Beneficiary to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

19. Books and Records

Grantor will maintain full and accurate books of accounts and other records reflecting the operations of the Property. Grantor will furnish, or cause to be furnished to Beneficiary, within thirty (30) days of the end of each calendar month, the following items, each certified by a senior financial officer of Grantor as true, correct and complete as of the end of and for such period (subject to normal year-end adjustments), and as having been prepared in accordance with the Uniform System of Accounts and generally accepted accounting principles, consistently applied: (a) if applicable, a written occupancy statement dated as of the last day of the most recently ended calendar month identifying each of the Leases by the term, space occupied, rental required to be paid, security deposit paid, any rental concessions, and identifying any defaults or payment delinquencies thereunder; (b) monthly and trailing twelve (12) month to date operating statements detailing the total revenues received and total expenses incurred in connection with the ownership and operation of the Property, including a comparison of the budgeted income and expenses and the actual income and expenses for such month and the year to date (which operating information shall include the Improvements); and (c) a written statement dated as of the last day of the most recently ended month showing the percentage of hotel or motel rooms rented and occupied during such month and the average daily room rate charged during such month. Grantor will provide a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods. In the event an error in excess of five percent (5%) is determined, an annual review of Grantor may be ordered by Beneficiary by an independent third party selected by Beneficiary, the cost of which shall be paid by Grantor. Grantor shall furnish, within ninety (90) days following the end of each calendar year, a statement of the financial affairs and condition of the Property, including a statement of profit and loss and a balance sheet for the Property (and Grantor) for the immediately preceding fiscal year, certified by a senior financial officer of Grantor. Grantor shall deliver the Budget on or before December 31 of each year as set forth in Section 7 hereof. Grantor shall promptly after receipt deliver to Beneficiary copies of all quality inspection reports or similar reports or inspection results that are delivered to it by the Franchisor or Manager. At any time and from time to time Grantor shall deliver to Beneficiary or its agents such other financial data as Beneficiary or its agents shall reasonably request with respect to Grantor and the ownership, maintenance, use and operation (and, if applicable, conversion and construction) of the Property. All information required to be furnished to Beneficiary pursuant to this Section shall be on the form provided by Beneficiary (which form shall accompany Beneficiary’s request).

20. Performance of Other Agreements

(a) Grantor shall observe and perform each and every material term to be observed or performed by Grantor pursuant to the terms of any agreement or instrument affecting or pertaining to the Property (the “Operating Agreements”). Upon written request by Beneficiary, Grantor shall deliver to Beneficiary estoppel certificates from each party to the Operating Agreements in form and substance satisfactory to Beneficiary; provided, however, that Grantor shall not be required to deliver such certificates more frequently than once in any consecutive twelve (12) month period except upon any sale or transfer (or proposed sale or transfer) of the Loan by Beneficiary.

(b) Grantor will not surrender its interests under the Operating Agreements, terminate or cancel (except in the event of a default thereunder), materially modify, change, supplement, alter or amend the Operating Agreements orally or in writing, except in the ordinary course of business (excluding, however, the Operating Lease, the Franchise Agreement and the Management Agreement), without the express written consent of Beneficiary, and any such termination, cancellation, modification, change, supplement, alteration or amendment of the Operating Agreements without the prior written consent thereto of Beneficiary shall be void and of no force or effect. No release or forbearance of any of Grantor’s obligations under the Operating Agreements, pursuant to the Operating Agreements or otherwise, shall release Grantor from any of its obligations under this Deed of Trust, including its obligations with respect to the payment of all sums as provided for in the Operating Agreements and the performance of all of the terms, conditions and agreements contained in the Operating Agreements to be kept, performed and complied with by the Grantor therein.

(c) Grantor shall observe and perform each and every material term to be observed or performed by Grantor pursuant to the terms of the Operating Agreements and shall:

(i) diligently proceed to cure any default and satisfy any demand made upon it pursuant to the Operating Agreements;

(ii) promptly notify Beneficiary in writing of any default notice received by Grantor under the Operating Agreements and provide Beneficiary with copies of any notices delivered in connection therewith;

(iii) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the other party under the Operating Agreements; and

(iv) grant Beneficiary the right, but Beneficiary shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Operating Agreements on the part of Grantor to be performed or observed to be promptly performed or observed on behalf of Grantor, to the end that the rights of Grantor in, to and under said Operating Agreements shall be kept free from default.

21. Further Assurances

(a) Grantor will, at the cost of Borrower, and without expense to Beneficiary, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, Uniform Commercial Code financing statements or continuation statements, transfers and assurances as Beneficiary shall, from time to time, require, for the better assuring, conveying, assigning, transferring, and confirming unto Beneficiary the property and rights hereby mortgaged, given, granted, bargained, sold, alienated, enfeoffed, conveyed, confirmed, pledged, assigned and hypothecated or intended now or hereafter so to be, or which Grantor may be or may hereafter become bound to convey or assign to Beneficiary, or for carrying out the intention or facilitating the performance of the terms of this Deed of Trust or for filing, registering or recording this Deed of Trust. Grantor, on demand, will execute and deliver and hereby authorizes Beneficiary to execute in the name of Grantor or without the signature of Grantor to the extent Beneficiary may lawfully do so, one or more financing statements, chattel mortgages or other instruments, to evidence more effectively the security interest of Beneficiary in the Property. Grantor grants to Beneficiary an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Beneficiary at law and in equity, including, without limitation, such rights and remedies available to Beneficiary pursuant to this Section; provided, however, that so long as Grantor is in compliance with the terms and conditions of this Deed of Trust, Beneficiary will first seek Grantor’s assistance in exercising and perfecting such rights and remedies.

(b) Grantor acknowledges that Beneficiary intends to sell the Loan evidenced by the Note and the Loan Documents to a party who may pool the Loan with a number of other loans and to have the holder of such loans grant participations therein or issue one or more classes of mortgage-backed, pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”). The Securities may be rated by one or more national rating agencies. Grantor acknowledges and agrees that Beneficiary may, at any time, sell, transfer or assign the Note, this Deed of Trust and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage-backed, pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement. In this regard, Grantor agrees to make available to Beneficiary all information concerning its business and operations which Beneficiary reasonably requests. Beneficiary may share such information with the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan or the Securities. Beneficiary may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities or any credit rating agency rating such Securities (collectively, the “Investor”) and each prospective Investor, all documents and information which Beneficiary now has or may hereafter acquire relating to Grantor and the Property, whether furnished by Grantor or otherwise, as Beneficiary determines necessary or desirable consistent with full disclosure for purposes of marketing and underwriting the Loan. Grantor shall furnish and hereby consents to Beneficiary furnishing to any Investor or any prospective Investor any and all information concerning Grantor and the Property as may be requested by

Beneficiary, any Investor or any prospective Investor in connection with any sale, transfer or participation interest. It is understood that the information provided by Grantor to Beneficiary may ultimately be incorporated into the offering documents for the Securities and thus such information may be disclosed to any Investor and any prospective Investor. Beneficiary and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Grantor. Beneficiary, at its sole option, may also elect to split the Loan into two or more loans, each secured by liens on the Property, and sell, assign, pledge or otherwise hypothecate one or more of such loans to third parties; provided, however, that the weighted average of the interest rates of such notes shall be equal to the interest rate which would otherwise be applicable under the Note and that any principal payments be applied and allocated on a pro rata basis. At no cost or expense to Grantor, Grantor shall cooperate in all such efforts by executing and delivering all such documents, certificates, instruments and other things to evidence or confirm Grantor’s obligations hereunder, and provided that in no such event shall the Debt or Grantor’s obligations hereunder be increased or Grantor’s rights hereunder decreased as a result thereof. Upon any transfer or proposed transfer contemplated above and by the Loan Documents, at Beneficiary’s request, Grantor shall provide a reasonably customary estoppel certificate to the Investor or any prospective Investor.

22. Recording of Deed of Trust

Grantor forthwith upon the execution and delivery of this Deed of Trust and thereafter, from time to time, will cause this Deed of Trust, and any security instrument creating a lien or security interest or evidencing the lien thereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien or security interest thereof upon, and the interest of Beneficiary in, the Property. Grantor will pay all filing, registration or recording fees, and all expenses incident to the preparation, execution and acknowledgment of this Deed of Trust, any mortgage supplemental thereto, any security instrument with respect to the Property and any instrument of further assurance, and all federal, state, county and municipal taxes, duties, impositions, assessments and charges arising out of or in connection with the execution and delivery of this Deed of Trust, any mortgage supplemental thereto, any security instrument with respect to the Property or any instrument of further assurance, except where prohibited by law so to do. Grantor shall hold harmless and indemnify Beneficiary, its successors and assigns, against any liability incurred by reason of the imposition of any tax on the making and recording of this Deed of Trust.

23. Reporting Requirements

Grantor agrees to give prompt written notice to Beneficiary of the insolvency or bankruptcy filing of any entity comprising Grantor or any partner thereof, or the insolvency or bankruptcy filing of Guarantor.

24. Events of Default

The term “Event of Default” as used herein shall mean the occurrence or happening, at any time and from time to time, of any one or more of the following:

(a) if any regularly scheduled monthly payment of principal or interest due on the Debt, or if any required deposit into any of the Accounts, is not paid on or prior to the fifth (5th) day after the date such payment is due or if the entire Debt is not paid on or before the Maturity Date;

(b) if any other monetary sum (other than as specified in Section 24(a) and Section 24(c)) is not paid on or prior to the fifth (5th) day following written notice from Beneficiary to Grantor that such sum is due;

(c) subject to Grantor’s right to contest as provided herein, if any of the Taxes or Other Charges are not paid prior to delinquency;

(d) if the Policies are not kept in full force and effect, or if the Policies are not delivered to Beneficiary upon request;

(e) if Grantor transfers or encumbers any portion of the Property in a manner inconsistent with the terms of this Deed of Trust;

(f) if any representation or warranty of Grantor, or of Guarantor, made herein, in any of the Loan Documents, any guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Beneficiary shall have been false or materially misleading in any material respect when made;

(g) if Grantor or Guarantor shall make an assignment for the benefit of creditors, or if Grantor shall generally not be paying its debts as they become due;

(h) if a receiver, liquidator or trustee of Grantor or of Guarantor shall be appointed, or if Grantor or Guarantor shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Grantor or Guarantor or if any proceeding for the dissolution or liquidation of Grantor or of Guarantor shall be instituted; provided, however, that such appointment, adjudication, petition or proceeding, if involuntary and not consented to by Grantor or Guarantor, shall constitute an Event of Default only if not being discharged, stayed or dismissed within ninety (90) days;

(i) if Grantor shall be in default under any other mortgage or security agreement covering any part of the Property, whether it be superior or junior in lien to this Deed of Trust;

(j) subject to Grantor’s right to contest as provided herein, if the Property becomes subject to any mechanic’s, materialman’s, water, sewer, vault or other lien or encumbrance which is not paid within thirty (30) days after Grantor obtains knowledge of the same, except a lien or encumbrance for local real estate taxes and assessments not then due and payable;

(k) if Grantor fails to cure promptly any violations of laws, ordinances or regulations affecting the Property or pertaining to its use or operation after Grantor obtains knowledge of the same;

(l) except as permitted in this Deed of Trust or in any other of the Loan Documents, the actual material alteration, improvement, demolition or removal of any of the Improvements, including without limitation, any structural alterations or modifications, without the prior written consent of Beneficiary;

(m) if there shall occur any damage to the Property in any manner which is not covered by insurance solely as a result of Grantor’s failure to maintain insurance required in accordance with this Deed of Trust;

(n) if without Beneficiary’s prior written consent: (i) the manager under the Management Agreement (or any succeeding management agreement) resigns or is removed and is not replaced with a manager pursuant to a replacement management agreement, both approved in writing by Beneficiary, within forty-five (45) days, which approval shall not be unreasonably withheld, conditioned or delayed; or (ii) there is any material change in or termination of the Management Agreement (or any succeeding management agreement);

(o) subject to the provisions set forth in Section 38(f) hereof, if Grantor consents to any material change in or termination of the Franchise Agreement without Beneficiary’s prior written consent.

(p) if a default by Grantor has occurred and continues beyond any applicable cure period, if any, under the Management Agreement or any succeeding management agreement approved as set forth in Section 24(n) hereof;

(q) if a default by Grantor has occurred and continues beyond any applicable cure period, if any, under the Franchise Agreement or if any event occurs giving Franchisor the right to cancel or terminate the Franchise Agreement, and the Franchise Agreement and Franchisor have not been replaced with a Substitute Franchise Agreement and Substitute Franchisor approved by Beneficiary pursuant to the terms and conditions of Section 38(f) hereof;

(r) if Grantor or Franchisor terminates or cancels the Franchise Agreement or Grantor operates the Property under the name of any hotel chain or system other than “Residence Inn by Marriott” or such other brand name and franchise in the event the Franchise Agreement and Franchisor have been replaced with a Substitute Franchise Agreement and Substitute Franchisor approved by Beneficiary pursuant to the terms and conditions of Section 38(f) hereof;

(s) if Grantor ceases to operate a hotel on the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to the Property or restoration of the Property after casualty or condemnation);

(t) if there shall be a default beyond any notice and cure period under the terms of the Operating Lease;

(u) if for more than thirty (30) days after receipt of written notice from Beneficiary (unless another notice or cure period is otherwise specifically provided in this Deed of Trust and the other Loan Documents), Grantor shall continue to be in default under any term, covenant, or condition of this Deed of Trust, the Lease Assignment, the Environmental Agreement or any of the other Loan Documents other than as specified in any of subsections above of this Section; provided, however, that if the cure of any such default cannot reasonably be effected within such thirty (30) day period and Grantor shall have promptly and diligently commenced to cure such default within such thirty (30) day period, then the period to cure shall be deemed extended for up to an additional sixty (60) days (for a total of ninety (90) days from Beneficiary’s default notice) so long as Grantor diligently and continuously proceeds to cure such default to Beneficiary’s satisfaction; or

(v) Grantor’s failure to comply with the PIP beyond the expiration of any notice or cure periods provided for in the PIP; or

(w) any court renders a decision adverse to Grantor or the Property in connection with the Pending Litigation (as defined above) which has a material and adverse impact on the value of the Property or the continued operation of the Property as a hotel.

25. Late Payment Charge: Servicing Fees

If any portion of the Debt is not paid on or prior to the fifth (5th) day after the date such payment is due (other than at maturity or earlier acceleration), Grantor shall pay to Beneficiary upon demand an amount equal to the lesser of: (i) the maximum amount permitted by applicable law, and (ii) five percent (5%) of such overdue portion of the Debt, to defray the expense incurred by Beneficiary in handling and processing such delinquent payment and to compensate Beneficiary for the loss of the use of such delinquent payment, and such additional amount shall be secured by this Deed of Trust and the other Loan Documents.

26. Right to Cure Defaults

Upon the occurrence of any Event of Default or if Grantor fails to make any payment or to do any act as herein provided, Beneficiary may, but without any obligation to do so and without notice to or demand on Grantor and without releasing Grantor from any obligation hereunder, take such action as Beneficiary may deem necessary to protect its security for the Loan. Beneficiary is authorized to enter upon the Property for such purposes or to appear in, defend, or bring any action or proceeding to protect its interest in the Property or to foreclose this Deed of Trust or collect the Debt, and the cost and expense thereof (including Beneficiary’s attorneys’ fees to the extent permitted by law), with interest at the Default Rate for the period after notice from Beneficiary that such cost or expense was incurred to the date of payment to Beneficiary, shall constitute a portion of the Debt, shall be secured by this Deed of Trust and the other Loan Documents and shall be due and payable to Beneficiary upon demand.

27. Remedies

(a) Upon the occurrence and continuance of an Event of Default, Beneficiary and Trustee shall have each of the following rights and remedies:

(i) Acceleration. Declare the entire Debt to be immediately due and payable;

(ii) Entry on Property, Etc. With or without notice, and without releasing Grantor from any of the Debt, and without becoming a mortgagee in possession, to enter upon the Property and to do such acts and things as Beneficiary or Trustee deem necessary or desirable in order to inspect, investigate, assess and protect the security hereof or to cure any Event of Default, including, without limitation: (i) to take and possess all documents, books, records, papers and accounts of Grantor or the then owner of the Property; (ii) to make, terminate, enforce or modify leases of the Property upon such terms and conditions as Beneficiary deems proper; (iii) to make repairs, alterations and improvements to the Property necessary, in Trustee’s or Beneficiary’s sole judgment, to protect or enhance the security hereof; (iv) to appear in and defend any action or proceeding purporting to affect the security hereof or the rights or powers of Beneficiary or Trustee hereunder; (v) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of either Beneficiary or Trustee, is or may be senior in priority hereto, the judgment of Beneficiary or Trustee being conclusive as between the parties hereto; (vi) to obtain insurance; (vii) to pay any premiums or charges with respect to insurance required to be carried hereunder; (viii) to obtain a court order to enforce Beneficiary’s right to enter and inspect the Property pursuant to California Civil Code Section 2929.5, in which regard the decision of Beneficiary as to whether there exists a release or threatened release of Hazardous Substances onto the Property shall be deemed reasonable and conclusive as between the parties hereto; (ix) to have a receiver appointed pursuant to California Code of Civil Procedure Section 564 to enforce Beneficiary’s rights to enter and inspect the Property for Hazardous Substances; and/or (x) to employ legal counsel, accountants, engineers, consultants, contractors and other appropriate persons to assist them;

(iii) Appointment of Receiver. To apply to a court of competent jurisdiction for and obtain appointment of a receiver of the Property as a matter of strict right and without regard to: (i) the adequacy of the security for the repayment of the Debt; (ii) the existence of a declaration that the Debt is immediately due and payable; or (iii) the filing of a notice of an Event of Default; and Grantor consents to such appointment;

(iv) Judicial Foreclosure; Injunction. To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this instrument as a mortgage or to obtain specific enforcement of the covenants of Grantor hereunder, and Grantor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Grantor waives the defense of laches and any applicable statute of limitations;

(v) Nonjudicial Foreclosure. To the extent permitted by applicable law, to execute a written notice of such Event of Default and of the election to cause the Property to be sold to satisfy the Debt. Trustee shall give and record such notice as the law then requires as a condition precedent to a trustee’s sale. When the minimum period of time required by law after such notice has elapsed, Trustee, without notice to or demand upon Grantor except as required by law, shall sell the Property at the time and place of sale fixed by it in the notice of sale, at one or several sales, either as a whole or in separate parcels and in such manner and order, all as Beneficiary in its sole discretion may determine, at public auction to the highest bidder for cash, in lawful money of the United States, payable at time of sale. Neither Grantor nor any other person or entity other than Beneficiary shall have the right to direct the order in which the Property is sold. Subject to requirements and limits imposed by law, Trustee may, from time to time postpone sale of all or any portion of the Property by public announcement at such time and place of sale, and from time to time may postpone the sale by public announcement at the time and place fixed by the preceding postponement. A sale of less than the whole of the Property or any defective or irregular sale made hereunder shall not exhaust the power of sale provided for herein. Trustee shall deliver to the purchaser at such sale a deed conveying the Property or portion thereof so sold, but without any covenant or warranty, express or implied. The recitals in the deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustee, Grantor or Beneficiary may purchase at the sale;

To the extent permitted by applicable law, upon sale of the Property at any judicial or nonjudicial foreclosure, Beneficiary may credit bid (as determined by Beneficiary in its sole and absolute discretion) all or any portion of the Debt. In determining such credit bid, Beneficiary may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Property as such appraisals may be discounted or adjusted by Beneficiary in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by Beneficiary with respect to the Property prior to foreclosure; (iii) expenses and costs which Beneficiary anticipates will be incurred with respect to the Property after foreclosure, but prior to resale, including, without limitation, costs of structural reports and other due diligence, costs to carry the Property prior to resale, costs of resale (e.g. commissions, attorneys’ fees, and taxes), costs of any hazardous substances clean-up and monitoring, costs of deferred maintenance, repair, refurbishment and retrofit, costs of defending or settling litigation affecting the Property; (iv) the fact of additional collateral (if any), for the Debt; and (v) such other factors or matters that Beneficiary (in its sole and absolute discretion) deems appropriate. In regard to the above, Grantor acknowledges and agrees that: (w) Beneficiary is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (x) this paragraph does not impose upon Beneficiary any additional obligations that are not imposed by law at the time the credit bid is made; (y) the amount of Beneficiary’s credit bid need not have any relation to any loan-to-value ratios specified in the Loan Documents or previously discussed between Grantor and Beneficiary; and (z) Beneficiary’s credit bid may be (at Beneficiary’s sole and absolute discretion) higher or lower than any appraised value of the Property.

(vi) Multiple Foreclosures. To the extent permitted by applicable law, to resort to and realize upon the security hereunder and any other security now or later held by Beneficiary concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both, and to apply the proceeds received upon the Debt all in such order and manner as Trustee and Beneficiary or either of them determine in their sole discretion;

(vii) Specific Performance. institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, in the Note or in the other Loan Documents;

(viii) Judgment. recover judgment on the Note either before, during or after any proceedings for the enforcement of this Deed of Trust or the other Loan Documents;

(ix) Rights to Collateral. To exercise all rights Trustee or Beneficiary may have with respect to the Collateral under this Deed of Trust, the Uniform Commercial Code, or otherwise at law;

(x) Vacate and Surrender. require Grantor to pay monthly in advance to Beneficiary, Trustee or any receiver appointed to collect the Profits, the fair and reasonable rental value for the use and occupancy of any portion of the Property occupied by Grantor and require Grantor to vacate and surrender possession of the Property to Beneficiary, Trustee or to such receiver and, in default thereof, evict Grantor by summary proceedings or otherwise;

(xi) Receivables. Pursue such other rights and remedies as may be available at law or in equity or under the Uniform Commercial Code, including the right to establish a lock box for all Profits and other receivables of Grantor relating to the Property;

(xii) Manager Subordination. Exercise any and all rights afforded to Beneficiary under the Manager Subordination Agreement, including, without limitation, the right, to cause Manager to pay any and all sums due and owing to Grantor directly to Beneficiary; and

(xiii) Other Rights. To exercise such other rights as Trustee or Beneficiary may have at law or in equity or pursuant to the terms and conditions of this Deed of Trust or any of the other Loan Documents.

In connection with any sale or sales hereunder, Beneficiary may elect to treat any of the Property which consists of a right in action or which is property that can be severed from the Property (including, without limitation, any improvements forming a part thereof) without causing structural damage thereto as if the same were personal property or a fixture, as the case may be, and dispose of the same in accordance with applicable law, separate and apart from the sale of the Property. Any sale of Collateral hereunder shall be conducted in any manner permitted by the Uniform Commercial Code. In the event of a sale, by foreclosure or otherwise, of less than all of the Property, this Deed of Trust shall continue as a lien on the remaining portion of the Property.

(b) To the extent permitted by applicable law, the proceeds of any sale made under or by virtue of this Section, together with any other sums which then may be held by Beneficiary under this Deed of Trust or the other Loan Documents, whether under the provisions of this Section or otherwise, shall be applied by Beneficiary to the payment of the Debt in such priority and proportion as Beneficiary in its sole discretion shall deem proper.

(c) Trustee may adjourn from time to time any sale by it to be made under or by virtue of this Deed of Trust by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Beneficiary, without further notice or publication, may make such sale at the time and place to which such sale shall be so adjourned.

(d) Upon the completion of any sale or sales pursuant hereto, Trustee or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Trustee is hereby irrevocably appointed the true and lawful attorney-in-fact of Grantor, to act in its name and stead (such power of attorney being coupled with an interest, and irrevocable), to make all necessary conveyances, assignments, transfers and deliveries of the Property and rights so sold and for that purpose Trustee may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Grantor hereby ratifying and confirming all that its attorney or such substitute or substitutes shall lawfully do by virtue hereof. Any sale or sales made under or by virtue of this Section, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Grantor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Grantor and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Grantor.

(e) Upon any sale made under or by virtue of this Section, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Debt the net sales price after deducting therefrom the expenses of the sale and costs of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust.

(f) To the extent permitted by applicable law, no recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Property or upon any other property of Grantor shall affect in any manner or to any extent the lien of this Deed of Trust upon the Property or any part thereof, or any liens, rights, powers or remedies of Beneficiary hereunder, but such liens, rights, powers and remedies of Beneficiary shall continue unimpaired as before.

(g) Beneficiary may terminate or rescind any proceeding or other action brought in connection with its exercise of the remedies provided in this Section at any time before the conclusion thereof, as determined in Beneficiary’s sole discretion and without prejudice to Beneficiary.

(h) Beneficiary may resort to any remedies and the security given by the Note, this Deed of Trust or the other Loan Documents in whole or in part, and in such portions and in such order as determined by Beneficiary’s sole discretion. No such action shall in any way be considered a waiver of any rights, benefits or remedies evidenced or provided by the Note, this Deed of Trust or the other Loan Documents. The failure of Beneficiary to exercise any right, remedy or option provided in the Note, this Deed of Trust or the other Loan Documents shall not be deemed a waiver of such right, remedy or option or of any covenant or obligation secured by the Note, this Deed of Trust or the other Loan Documents. No acceptance by Beneficiary of any payment after the occurrence of any Event of Default and no payment by Beneficiary of any obligation for which Borrower is liable hereunder shall be deemed to waive or cure any Event of Default with respect to Borrower, or Borrower’s liability to pay such obligation. No sale of all or any portion of the Property, no forbearance on the part of Beneficiary, and no extension of time for the payment of the whole or any portion of the Debt or any other indulgence given by Beneficiary to Borrower, shall operate to release or in any manner affect the interest of Beneficiary in the remaining Property or the liability of Borrower to pay the Debt. No waiver by Beneficiary shall be effective unless it is in writing and then only to the extent specifically stated.

(i) The interests and rights of Beneficiary under the Note, this Deed of Trust or the other Loan Documents shall not be impaired by any indulgence, including: (i) any renewal, extension or modification which Beneficiary may grant with respect to any of the Debt; (ii) any surrender, compromise, release, renewal, extension, exchange or substitution which Beneficiary may grant with respect to the Property or any portion thereof; or (iii) any release or indulgence granted to any maker, endorser, guarantor or surety of any of the Debt.

(j) Mortgagor or Grantor hereby expressly waives and releases to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations under any of the Loan Documents.

28. Right of Entry

Beneficiary and its agents shall have the right to enter and inspect the Property during normal business hours upon reasonable notice.

29. Security Agreement

This Deed of Trust is a “security agreement” within the meaning of the Uniform Commercial Code. The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Grantor in the Property. By executing and delivering this Deed of Trust, Grantor has granted and thereby grants to Beneficiary, as security for the Debt, a security interest in the Property to the full extent that the Property may be subject to the Uniform Commercial Code (such portion of the Property so subject to the Uniform Commercial Code being called in this Section the “Collateral”). Grantor hereby agrees with Beneficiary to execute and deliver to Beneficiary, in form and substance satisfactory to Beneficiary, such financing statements and such further assurances as Beneficiary may from time to time reasonably consider necessary to create, perfect or preserve Beneficiary’s security interest therein granted. This Deed of Trust shall also be effective as a financing statement covering any other property and may be filed in any other appropriate filing or recording office. This Deed of Trust shall also constitute a “fixture filing” for the purposes of the Uniform Commercial Code. All or part of the Property are or are to become fixtures. If an Event of Default shall occur, Beneficiary, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code including, without limitation, the right to take possession of the Collateral or any part thereof, and to take such other measures as Beneficiary may deem necessary for the care, protection and preservation of the Collateral. Upon request or demand of Beneficiary, Grantor shall at its expense assemble the Collateral and make it available to Beneficiary at the Land. Borrower shall pay to Beneficiary on demand any and all expenses, including Beneficiary’s reasonable attorneys’ fees, incurred or paid by Beneficiary in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Collateral sent to Grantor in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Grantor. To the extent permitted by applicable law, the proceeds of any disposition of the Collateral, or any part thereof, may be applied by Beneficiary to the payment of the Debt in such priority and proportions as Beneficiary in its discretion shall deem proper. In the event of any change in name, identity or structure of any entity comprising Grantor, such Grantor shall notify Beneficiary thereof and promptly after request shall execute, file and record such Uniform Commercial Code forms as are necessary to maintain the priority of Beneficiary’s lien upon and security interest in the Collateral, and shall pay all expenses and fees in connection with the filing and recording thereof. If Beneficiary shall require the filing or recording of additional Uniform Commercial Code forms or continuation statements, Grantor shall, promptly after request, execute, file and record such Uniform Commercial Code forms or continuation statements as Beneficiary shall deem necessary, and shall pay all expenses and fees in connection with the filing and recording thereof, it being understood and agreed, however, that no such additional documents shall increase Grantor’s obligations under the Note, this Deed of Trust and the other Loan Documents. Grantor hereby irrevocably appoints Beneficiary as its attorney-in-fact, coupled with an interest, to file with the appropriate public office on its behalf any financing or other statements signed only by Beneficiary, as secured party, in connection with the Collateral covered by this Deed of Trust.

30. Actions and Proceedings

Beneficiary has the right to appear in and defend any action or proceeding brought with respect to the Property and to bring any action or proceeding, in the name and on behalf of Grantor, which Beneficiary, in its discretion, decides should be brought to protect its interest in the Property. Beneficiary shall, at its option, be subrogated to the lien of any mortgage or other security instrument discharged in whole or in part by the Debt, and any such subrogation rights shall constitute additional security for the payment of the Debt.

31. Waiver of Setoff and Counterclaim

All amounts due under this Deed of Trust, the Note and the other Loan Documents shall be payable without setoff, counterclaim or any deduction whatsoever. Grantor hereby waives the right to assert a counterclaim (other than a compulsory counterclaim) in any action or proceeding brought against it by Beneficiary, or arising out of or in any way connected with this Deed of Trust, the Note, any of the other Loan Documents, or the Debt.

32. Contest of Certain Claims

Notwithstanding the provisions of Sections 5 and 24(c) and (j) hereof, Grantor shall not be in default for failure to pay or discharge Taxes, Other Charges or a mechanic’s or materialman’s lien asserted against the Property if, and so long as: (a) Grantor shall have notified Beneficiary of such nonpayment and the reasons therefor within five (5) days of obtaining knowledge thereof; (b) Grantor shall diligently and in good faith contest such Taxes, Other Charges or lien by appropriate legal proceedings which shall operate to prevent the enforcement or collection thereof and the sale of the Property or any part thereof, in satisfaction thereof; (c) Grantor shall have furnished to Beneficiary a cash deposit, or an indemnity bond satisfactory to Beneficiary with a surety satisfactory to Beneficiary, in the amount of the Taxes, Other Charges or mechanic’s or materialman’s lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest and to prevent any sale or forfeiture of the Property or any part thereof; (d) Grantor shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or claim so determined, together with all costs, interest and penalties which may be payable in connection therewith; and (e) the failure to pay the Taxes, Other Charges or mechanic’s or materialman’s lien claims does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting any part of the Property. Notwithstanding the foregoing, Grantor shall immediately upon request of Beneficiary pay (and if Grantor shall fail so to do, Beneficiary may, but shall not be required to, pay or cause to be discharged or bonded against) any such Taxes, Other Charges or claim notwithstanding such contest, if in the opinion of Beneficiary, the Property or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Beneficiary may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the judgment of Beneficiary, the entitlement of such claimant is established.

33. Recovery of Sums Required to Be Paid

Beneficiary shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Debt as they become due, without regard to whether or not the balance of the Debt shall be due, and without prejudice to the right of Beneficiary thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Grantor existing at the time such earlier action was commenced.

34. Marshaling and Other Matters

Grantor hereby waives, to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force, and all rights of marshaling in the event of any sale hereunder of the Property or any part thereof or any interest therein. Further, Grantor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Deed of Trust on behalf of Grantor, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of this Deed of Trust and on behalf of all persons to the extent permitted by applicable law.

35. Hazardous Substances

Grantor hereby represents and warrants to Beneficiary that, to the best of Grantor’s knowledge, after due inquiry and investigation, except as set forth in the Phase I Environmental Site Assessment dated July 19, 2006, prepared by EBI Consulting (the “Phase I”): (a) the Property is not in direct or indirect violation of any local, state, federal or other governmental authority, statute, ordinance, code, order, decree, law, rule or regulation or common law pertaining to or imposing liability or standards of conduct concerning the protection of human health, environmental regulation, contamination or clean-up including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and any state super-lien and environmental clean-up statutes (collectively, “Environmental Laws”); (b) the Property is not subject to any private or governmental lien or judicial or administrative notice or action relating to hazardous and/or toxic, dangerous and/or regulated substances, Toxic Mold (as defined in the

Environmental Agreement), solvents, wastes, materials, pollutants or contaminants, petroleum, tremolite, anthlophylite or actinolite or polychlorinated biphenyls (including, without limitation, any raw materials which include hazardous constituents) and any other substances, materials or solvents which are included under or regulated by Environmental Laws, including, without limitation, Asbestos (collectively, “Hazardous Substances”); (c) no Hazardous Substances are or have been, prior to Grantor’s acquisition of the Property, discharged, generated, treated, disposed of or stored on, incorporated in or removed or transported from the Property other than in compliance with all Environmental Laws; and (d) no underground storage tanks exist on any of the Property. So long as Grantor owns or is in possession of the Property, Grantor shall keep or cause the Property to be kept free from Hazardous Substances (other than de minimis quantities of Hazardous Substances that are necessary and lawfully used in the operation of the Property as a hotel or motel and which are stored and disposed of in compliance with all Environmental Laws) and in compliance with all Environmental Laws, shall promptly notify Beneficiary if Grantor shall become aware of any Hazardous Substances on the Property and/or if Grantor shall become aware that the Property is in direct or indirect violation of any Environmental Laws and Grantor shall remove such Hazardous Substances and/or cure such violations, as applicable, as required by law, promptly after Grantor becomes aware of such Hazardous Substances or such violations, at Grantor’s sole expense. Nothing herein shall prevent Grantor from recovering such expenses from any other party that may be liable for such removal or cure. Upon Beneficiary’s request, at any time and from time to time while this Deed of Trust is in effect (but in no event more frequently than once in any three (3) year period or more frequently if specific facts and circumstances reasonably dictate, or otherwise at Beneficiary’s election but at Beneficiary’s expense), Grantor shall provide at Borrower’s sole expense, an inspection or audit of the Property prepared by a licensed hydrogeologist or licensed environmental engineer approved by Beneficiary indicating the presence or absence of Hazardous Substances on the Property. If Grantor fails to provide such inspection or audit within thirty (30) days after such request, Beneficiary may order such inspection or audit, and Grantor hereby grants to Beneficiary and its employees and agents access to the Property and a license to undertake such inspection or audit. The cost of such inspection or audit shall be paid by Borrower and added to the principal balance of the sums due under the Note and this Deed of Trust and shall bear interest thereafter until paid at the Default Rate. The obligations and liabilities of Grantor under this Section shall survive any termination, satisfaction, or assignment of this Deed of Trust and the exercise by Beneficiary of any of its rights or remedies thereunder including, without limitation, the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure. The term “Hazardous Substances” shall also include any chemical, material or substance defined as or including the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous wastes”, or “toxic substances” or words of similar import under Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25501, and 25316 of the California Health and Safety Code and Article 9 or Article 11 of Title 22 of the Administrative Code, Division 4, Chapter 20. The term “Environmental Laws” shall also include, without limitation, Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25501, and 25316 of the California Health and Safety Code, Section 2782.6(d) of the California Civil Code and Title 22 of the California Code of Regulations, or any regulations promulgated pursuant to said laws, all as amended from time to time.

36. Asbestos

(a) Grantor represents and warrants that after due inquiry and investigation, no asbestos or any substance containing asbestos (collectively, “Asbestos”) is located on the Property. Grantor shall not install in the Property, nor permit to be installed in the Property, Asbestos and shall remove any Asbestos promptly upon discovery to the satisfaction of Beneficiary, at Borrower’s sole expense. Upon Beneficiary’s request, at any time and from time to time, Grantor shall provide, at Borrower’s sole expense, an inspection or audit of the Property prepared by an engineering or consulting firm approved by Beneficiary, indicating the presence or absence of Asbestos on the Property. If Grantor fails to provide such inspection or audit within thirty (30) days after such request, Beneficiary may order such inspection or audit. The cost of such inspection or audit shall be paid by Borrower and added to the principal balance of the sums due under the Note and this Deed of Trust, and shall bear interest thereafter until paid at the Default Rate. The obligations and liabilities of Grantor under this Section shall survive any termination, satisfaction, or assignment of this Deed of Trust and the exercise by Beneficiary of any of its rights or remedies thereunder, including, but not limited to, the acquisition of the Property by foreclosure or a conveyance in lieu of foreclosure.

(b) Grantor shall, subject to Beneficiary’s reasonable approval, develop an operations and maintenance plan for the Property with respect to the presence of Asbestos in the Improvements (the “O&M Plan”) if applicable. If applicable, Grantor shall comply in all respects with the terms and conditions of the O&M Plan. Unless required by Environmental Laws, Grantor shall not modify or amend the O&M Plan, if applicable, without Beneficiary’s prior written consent.

(c) Grantor shall not remove, disturb, encapsulate or otherwise remediate any Asbestos in the Improvements except in compliance with the O&M Plan and all Environmental Laws. If Grantor makes any alterations or modifications to the Improvements that would disturb or expose any Asbestos in the Improvements or cause any of such Asbestos to become friable, Grantor shall remove or encapsulate such Asbestos in compliance with all applicable Environmental Laws before allowing occupancy of such space or opening such space to the public.

37. Environmental Monitoring

Grantor shall give prompt written notice to Beneficiary of: (a) any proceeding or inquiry by any party with respect to the presence of any Hazardous Substances on, under, from or about the Property; (b) all claims made or threatened by any third party against Grantor or the Property relating to any loss or injury resulting from any Hazardous Substances; and (c) Grantor’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that could cause the Property to be subject to any investigation or cleanup pursuant to any Environmental Laws. Grantor shall permit Beneficiary to join and participate, as a party if it so elects, in any legal proceedings or actions initiated with respect to the Property in connection with any Environmental Laws or Hazardous Substances, and Borrower shall pay all attorneys’ fees incurred by Beneficiary in connection therewith. In the event that any environmental site assessment report prepared for the Property recommends that an operations and maintenance plan be implemented for Asbestos or any Hazardous Substances, Grantor shall cause such operations and maintenance plan to be prepared and implemented at Grantor’s expense upon request of Beneficiary and in accordance with the recommendation. In the event that any inspection, assessment, investigation, site monitoring, containment, cleanup, removal, restoration, corrective action or other work of any kind to prevent, cure or mitigate any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or which is reasonably necessary or desirable under an applicable Environmental Law (“Remedial Work”) is recommended, Grantor shall, at Borrower’s sole cost and expense, commence and thereafter diligently prosecute to completion all such Remedial Work within thirty (30) days after written demand by Beneficiary for performance thereof (or such shorter period of time as may be required under applicable law).

38. Management of the Property

Grantor further covenants and agrees with Beneficiary as follows:

(a) Grantor shall cause the hotel located on the Property to be operated pursuant to the Franchise Agreement and the Management Agreement.

(b) Grantor shall:

(i) pay all sums required to be paid by Grantor under the Franchise Agreement and the Management Agreement and promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Franchise Agreement and the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder;

(ii) promptly notify Beneficiary in writing of any default under the Franchise Agreement or the Management Agreement of which it is aware and provide Beneficiary with copies of any notices delivered in connection therewith;

(iii) promptly deliver to Beneficiary a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Franchise Agreement or the Management Agreement;

(iv) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the franchisor under the Franchise Agreement and the manager under the Management Agreement;

(v) assign to Beneficiary any right it may have to modify the Franchise Agreement or the Management Agreement;

(vi) grant Beneficiary the right, but Beneficiary shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Franchise Agreement or Management Agreement on the part of Grantor to be performed or observed to be promptly performed or observed on behalf of Grantor, to the end that the rights of Grantor in, to and under the Franchise Agreement or Management Agreement shall be kept unimpaired and free from default;

(vii) use its reasonable efforts to obtain, from time to time, from the Franchisor and Manager such certificates of estoppel with respect to compliance by Grantor with the terms of the Franchise Agreement and the Management Agreement as may be reasonably requested by Beneficiary;

(viii) exercise each individual option, if any, to extend or renew the term of the Franchise Agreement or Management Agreement upon demand by Beneficiary made at any time within one (1) year of the last day upon which any such option may be exercised, and Grantor hereby expressly authorizes and appoints Beneficiary its attorney-in-fact to exercise any such option in the name of and upon behalf of Grantor, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest; and

(ix) promptly notify Beneficiary in writing and provide Beneficiary with copies of any notices delivered to Grantor, including, without limitation, any notice of violation of any laws, regulations, or ordinances or other notice from any governmental or quasi-governmental authority, or any notice of default under the Leases, the Management Agreement or any other document or agreement relating to the Property, which contain information that, if true, might materially adversely affect the value, use or operation of the Property.

(c) Grantor shall not, without Beneficiary’s prior written consent: (i) surrender, terminate or cancel the Franchise Agreement or the Management Agreement; (ii) reduce or consent to the reduction of the term of the Franchise Agreement or the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Franchise Agreement or the Management Agreement; (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the Franchise Agreement or the Management Agreement in any material respect; or (v) operate the Property under the name of any hotel chain or system other than “Residence Inn by Marriott”.

(d) Grantor shall not, without Beneficiary’s prior written consent, enter into transactions with any affiliate including, without limitation, any arrangement providing for the management of the hotel on the Property, the rendering or receipt of services or the purchase or sale of inventory, except any such transaction in the ordinary course of business of Grantor if the monetary or business consideration arising therefrom would be substantially as advantageous to Grantor as the monetary or business consideration which would obtain in a comparable transaction with a person not an affiliate of Grantor.

(e) Grantor irrevocably authorizes and directs Franchisor to deliver to Beneficiary: (i) all operating information concerning the Property submitted by Grantor to Franchisor; (ii) the written results of all quality assurance inspections of the Property performed by Franchisor’s Quality Assurance Directors; and (iii) such other information that Beneficiary or Beneficiary’s agents may reasonably request, from time to time, including any information in the possession of Franchisor relating to Grantor not included in the reports referred to above.

(f) Notwithstanding anything contained in this Deed of Trust to the contrary, Grantor may, with Beneficiary’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, surrender, terminate or cancel the Franchise Agreement, in accordance with the terms of the Franchise Agreement and enter a new franchise agreement (the “Substitute Franchise Agreement”) with a substitute replacement franchisor (the “Substitute Franchisor”) so long as, at least forty-five (45) days prior (unless a shorter time period is approved by Beneficiary) to surrender, termination or cancellation of the Franchise Agreement, the following conditions are satisfied: (i) the Substitute Franchisor is either Hilton (with respect to the Homewood Suites brand) or Hyatt (with respect to the Summerfield Suites brand); (ii) the aggregate amount of fees payable to the Substitute Franchisor under the Substitute Franchise Agreement do not exceed the fees payable to the Franchisor under the existing Franchise Agreement; (iii) Beneficiary shall have received a comfort letter from the Substitute Franchisor in form and substance reasonably acceptable to Lender; (iv) the Substitute Franchise Agreement reflects an arms length transaction; (v) Grantor pays (or posts collateral with Lender which is sufficient to pay) any liquidated termination fee payable to Franchisor due to termination of the Franchise Agreement; (vi) Grantor escrows with Lender any and all amounts required under any Property Improvement Plan required by Substitute Franchisor, if applicable; (vii) Beneficiary shall have received and reviewed the any property improvement plan required by the Substitute Franchisor at least thirty (30) days prior to the surrender, termination or cancellation of the Franchise Agreement, if applicable; (viii) the Substitute Franchise Agreement shall have a term of not less than ten (10) years from the date of the substitution; and (ix) in the event the Loan has been securitized, if required by the applicable pooling and servicing agreement, Beneficiary shall have received a letter from the rating agency or agencies required to rate the securities in connection with such securitization certifying that the substitution of Franchise Agreement and Franchisor with the Substitute Franchise Agreement and Substitute Franchisor will not result in a downgrade of any rating applicable to the mortgage loan pool.

(g) Notwithstanding anything contained in this Deed of Trust to the contrary, Grantor may surrender, terminate or cancel the Management Agreement, in accordance with the terms of the Management Agreement and enter a new management agreement (the “Substitute Management Agreement”) with Innkeepers Hospitality Management, Inc., a Florida corporation (the “Substitute Manager”), so long as, (i) Grantor provides Beneficiary with notice of the execution of such Substitute Management Agreement, together with a true and correct copy of the Substitute Management Agreement and (ii) Substitute Manager enters in a Consent, Subordination and Recognition Agreement with Beneficiary in substantially the same form entered into between Substitute Manager and Beneficiary as of the date hereof in connection with the Hilton hotel loan in Ontario, California.

39. Handicapped Access

(a) Grantor agrees that the Property shall at all times comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”).

(b) Notwithstanding any provisions set forth herein or in any other document regarding Beneficiary’s approval of alterations of the Property, any construction, renovations or improvements made to the Property shall be performed and completed in compliance with all Access Laws, including, without limitation, any tenant improvements constructed by Grantor or any of its tenants. In order to determine that such construction, renovations or improvements have been performed and completed in compliance with all applicable Access Laws, Beneficiary requires that Grantor furnish a certificate of compliance with respect to such Access Laws from an architect, engineer or other person or professional reasonably acceptable to Beneficiary.

(c) Grantor agrees to give prompt written notice to Beneficiary of the receipt by Grantor of any complaints related to violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

(d) Grantor agrees to indemnify Beneficiary for any or all loss, cost, liability, judgment, claim, damage or expense sustained, suffered or incurred by Beneficiary (including, without limitation, Beneficiary’s reasonable attorneys’ fees) arising out of or attributable or relating to any claims or lawsuits brought under any Access Laws.

40. ERISA

(a) Each entity comprising Grantor covenants and agrees that it shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Beneficiary of any of its rights under the Note, this Deed of Trust, and the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended (“ERISA”).

(b) Each entity comprising Grantor further covenants and agrees to deliver to Beneficiary such certifications or other evidence from time to time throughout the term of this Deed of Trust, as requested by Beneficiary in its sole discretion, that: (i) Grantor is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Grantor is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Grantor are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Grantor are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-l0l(f)(2); or

(C) Grantor qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e) or an investment company registered under The Investment Company Act of 1940.

41. Indemnification

In addition to any other indemnifications provided herein, in the Lease Assignment, the Environmental Agreement or in the other Loan Documents, Grantor and Guarantor shall protect, defend, indemnify and save harmless Beneficiary from and against all liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines, costs and expenses (including, without limitation, out-of-pocket attorneys’ fees and expenses), imposed upon or incurred by or asserted against Beneficiary by reason of: (a) ownership, administration, repayment, or enforcement of the Loan, any consent, approval or waiver related thereto, or in any way related to this Deed of Trust, the Property or any interest therein or receipt of any Profits; (b) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) any use, nonuse or condition in, on or about the Property or any part thereof or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (d) any failure on the part of Grantor or Guarantor to perform or comply with any of the terms of this Deed of Trust; (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (f) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substances or Asbestos on, from, or affecting the Property or any other property; (g) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substances or Asbestos; (h) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substances or Asbestos; (i) any violation of the Environmental Laws, which are based upon or in any way related to such Hazardous Substances or Asbestos including, without limitation, the costs and expenses of any remedial action, out-of-pocket attorneys’ and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses; (j) any failure of the Property to comply with any Access Laws; (k) any representation or warranty made in the Note, this Deed of Trust or the other Loan Documents being false or misleading in any respect as of the date such representation or warranty was made; (l) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof under any legal requirement or any liability asserted against Beneficiary with respect thereto; (m) the claims of any lessee of all or any portion of the Property or any person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; and (n) claims of any persons arising under or as a consequence of the Operating Agreements. Any amounts payable to Beneficiary by reason of the application of this Section shall be immediately due and payable, shall be secured by this Deed of Trust and shall bear interest at the Default Rate from the date loss or damage is sustained by Beneficiary until paid. The obligations and liabilities of Grantor and Guarantor under this Section shall survive any termination, satisfaction or assignment of this Deed of Trust or the entry of a judgment of foreclosure, sale of the Property by nonjudicial foreclosure sale, or delivery of a conveyance in lieu of foreclosure, but shall continue to be subject to the limitations on recourse set forth in Section 42 below, to the extent applicable, which shall also survive. In addition, this Section is intended to be cumulative of any rights of Beneficiary under California Code of Civil Procedure Section 564, 726.5 and 736 and under the California Civil Code Section 2929.5. Grantor hereby waives any restrictions or limitations which such statutes may impose on Grantor’s liability or Beneficiary’s rights or remedies under this Section. Grantor agrees that: (i) this Section is intended as Beneficiary’s written request for information (and Grantor’s response) concerning the environmental condition of the Land and Improvements as required by California Code of Civil Procedure Section 726.5; and (ii) each provision in this Section (together with any indemnity applicable to a breach of any such provision) with respect to the environmental condition of the Property is intended by Beneficiary and Grantor to be an “environmental provision” for purposes of California Code of Civil Procedure Section 736.

In the event that any portion of the Property is determined to be “environmentally impaired” (as “environmentally impaired” is defined in California Code of Civil Procedure Section 726.5(e)(3)) or to be an “affected parcel” (as “affected parcel” is defined in California Code of Civil Procedure Section 726.5(e)(1)), then, without otherwise limiting or in any way affecting Beneficiary’s or Trustee’s rights and remedies under this Deed of Trust, Beneficiary may elect to exercise its right under California Code of Civil Procedure Section 726.5(a) to (i) waive its lien on such environmentally impaired or affected portion of the Premises, and (ii) exercise the rights and remedies of an unsecured creditor, including reduction of its claim against Grantor to judgment and any other rights and remedies permitted by law. For purposes of determining Beneficiary’s right to proceed as an unsecured creditor under California Code of Civil Procedure Section 726.5(a), Grantor shall be deemed to have willfully permitted or acquiesced in a release or threatened release of hazardous materials, with in the meaning of California Code of Civil Procedure Section 726.5(d)(1), if the release or threatened release of hazardous materials was knowingly or negligently caused or contributed to by any lessee, occupant or user of any portion of the Property and Grantor knew or should have known of the activity of such lessee, occupant or user which caused or contributed to the release or threatened release.

Without limiting any of the remedies provided in the Loan Documents, Grantor acknowledges and agrees that certain Environmental Indemnity Agreement of even date herewith from Borrower and Guarantors in favor of Beneficiary is an environmental provision (as defined in Section 736(f)(2) of the California Code of Civil Procedure (“CCP”)) made by the Grantor relating to the real property security (the “Environmental Provisions”), and that Grantor’s failure to comply with the Environmental Provisions is a breach of contract such that Beneficiary shall have the remedies provided under CCP Section 736 (“Section 736”) for the recovery of damages and for the enforcement of the Environmental Provisions. Pursuant to Section 736, Beneficiary’s action for recovery of damages or enforcement of the Environmental Provisions shall not constitute an action within the meaning of CCP Section 726(a) or constitute a money judgment for a deficiency or a deficiency judgment within the meaning of CCP Sections 580a, 580b, 580d, or 726(b). Other than the remedy provided under Section 736, all remedies provided for by the Loan Documents are separate and distinct causes of action that are not abrogated, modified, limited or otherwise affected by the remedies provided under CCP Section 736(a).

42. Recourse and Indemnification

(a) Subject to the qualifications set forth in Section 9 of the Note and the qualifications set forth in the Guaranty and the Environmental Agreement, the terms and provisions of which are hereby incorporated by reference, neither Borrower nor Accommodation Grantor, nor Guarantor, nor any of their respective partners or members, shall be personally liable either at law or in equity for the repayment of the Debt or the failure of performance of any other terms or provisions contained in the Deed of Trust or the other Loan Documents and Beneficiary will satisfy any judgments, orders or decrees on account of the failure to repay such Debt and/or the failure to perform any such obligation, from the Property and any other real or personal property, tangible or intangible, as Grantor, Guarantor or any other entity shall have pledged or assigned to secure the Note by any of the Loan Documents, except that Beneficiary may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Beneficiary to enforce and realize upon the Note, the Deed of Trust, the other Loan Documents, and the interests in the Property and any other collateral given to Beneficiary pursuant to the Deed of Trust and the other Loan Documents; provided, however, that, except as specifically provided in this Section, any judgment in any such action or proceeding shall be enforceable against Grantor only to the extent of Grantor’s interest in the Property and in any other collateral given to Beneficiary. Beneficiary, by accepting the Note, the Deed of Trust and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower, Accommodation Grantor or Guarantor in any such action or proceeding, under, by reason of or in connection with the Deed of Trust, the other Loan Documents or the Note. The provisions of this Section shall not, however: (i) constitute a waiver, release or impairment of any obligation evidenced or secured by the Deed of Trust or the other Loan Documents or the Note; (ii) impair the right of Beneficiary to name Grantor as a party defendant in any action or suit for foreclosure and sale under the Deed of Trust; (iii) affect the validity or enforceability of any guaranty or indemnity made in connection with the Deed of Trust or the other Loan Documents; (iv) impair the right of Beneficiary to obtain the appointment of a receiver; (v) impair the right of Beneficiary to bring suit with respect to fraud or misrepresentation by Grantor or any Guarantor in connection with the Deed of Trust or the other Loan Documents; (vi) affect the validity or enforceability of the Loan Documents; or (vii) affect the ability or right of Beneficiary to sue any Guarantor for those matters addressed in the Guaranty or the Environmental Agreement and/or to sue Grantor for any of those matters addressed in Section 9 of the Note.

(b) Nothing herein shall be deemed to be a waiver of any right which Beneficiary may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Deed of Trust or to require that all collateral shall continue to secure all of the debt owing to Beneficiary in accordance with the Note, the Deed of Trust and the other Loan Documents.

43. Notice

Any notice, demand, statement, request or consent made hereunder shall be in writing and shall be deemed given on the next business day if sent by Federal Express or other reputable overnight courier and designated for next business day delivery, or on the third (3rd) day following the day such notice is deposited with the United States postal service first class certified mail, return receipt requested, at the addresses set forth below, of the party to whom such notice is to be given, or to such other address or additional party as Grantor, Guarantor or Beneficiary, as the case may be, shall in like manner designate in writing:

Borrower:	KPA RIGG LLC
Innkeepers USA Trust
340 Royal Poinciana Way
Suite 306
Palm Beach, Florida 33480
Attention: Mr. Dennis Craven

With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Karen L. Lawlor, Esq.

Accommodation Grantor:	KPA RIGG LESSEE LLC
Innkeepers USA Trust
340 Royal Poinciana Way
Suite 306
Palm Beach, Florida 33480
Attention: Mr. Dennis Craven

With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Karen L. Lawlor, Esq.

Beneficiary:	Capmark Bank
6955 Union Park Center
Midvale, Utah 94047
Attention: President

With copies to:	Capmark Finance Inc.
1600 Tysons Boulevard
11th Floor
McLean, Virginia 22102
Attention: Lewis L. Delafield
Loan No. 01-1054852

and:	Katten Muchin Rosenman LLP
1025 Thomas Jefferson Street, N.W.
Suite 700, East Lobby
Washington, D.C. 20007-5201
Attn.: Christopher J. Hart, Esq.

44. Authority

Grantor represents and warrants that: (a) it has full power, authority and right to execute, deliver and perform its obligations pursuant to this Deed of Trust, give, grant, bargain, sell, alien, enfeoff, convey, confirm, warrant, pledge, hypothecate and assign the Property pursuant to the terms hereof and to keep and observe all of the terms of this Deed of Trust on Grantor’s part to be performed; and (b) Grantor is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and the related Treasury Department regulations, including temporary regulations.

45. Waiver of Notice

Neither Grantor nor Guarantor shall be entitled to any notices of any nature whatsoever from Beneficiary except with respect to matters for which this Deed of Trust or any of the other Loan Documents specifically and expressly provides for the giving of notice by Beneficiary to Grantor or Guarantor or except with respect to matters for which

Beneficiary is required by applicable law to give notice, and Grantor and Guarantor each hereby expressly waives the right to receive any notice from Beneficiary with respect to any matter for which this Deed of Trust does not specifically and expressly provide for the giving of notice by Beneficiary to Grantor or Guarantor, including, without limitation, notice of default, notice of intention to accelerate sums under the Loan Documents and notice of acceleration of sums under the Loan Documents. All notices required hereunder must be in writing, delivered by certified mail (return receipt requested), personal delivery or overnight delivery.

46. Remedies of Grantor

In the event that a claim or adjudication is made that Beneficiary has acted unreasonably or has unreasonably delayed acting in any case where by law or under the Note, this Deed of Trust or the other Loan Documents, it has an obligation to act reasonably or promptly, Beneficiary shall not be liable for any monetary damages, and Grantor’s and Guarantor’s remedies shall be limited to injunctive relief or declaratory judgment.

47. Sole Discretion of Beneficiary

Wherever pursuant to this Deed of Trust Beneficiary exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Beneficiary, the decision of Beneficiary to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the discretion of Beneficiary and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

48. Non-Waiver

The failure of Beneficiary to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Deed of Trust. Grantor shall not be relieved of Grantor’s obligations hereunder by reason of: (a) the failure of Beneficiary to comply with any request of Grantor or Guarantor to take any action to foreclose this Deed of Trust or otherwise to enforce any of the provisions hereof or of the Note or the other Loan Documents; (b) the release, regardless of consideration, of the whole or any part of the Property, or of any person liable for the Debt or any portion thereof; or (c) any agreement or stipulation by Beneficiary extending the time of payment or otherwise modifying or supplementing the terms of the Note, this Deed of Trust or the other Loan Documents. Beneficiary may resort for the payment of the Debt to any other security held by Beneficiary in such order and manner as Beneficiary, in its discretion, may elect. Beneficiary may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Beneficiary thereafter to foreclose this Deed of Trust. The rights and remedies of Beneficiary under this Deed of Trust shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Beneficiary shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Beneficiary shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

49. No Oral Change

This Deed of Trust, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Grantor or Beneficiary, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

50. Liability

The obligations and liabilities of Accommodation Grantor and Borrower shall be joint and several. Subject to the provisions hereof requiring Beneficiary’s consent to any transfer of the Property, this Deed of Trust shall be binding upon and inure to the benefit of Accommodation Grantor, Borrower and Beneficiary and their respective successors and assigns forever.

51. Inapplicable Provisions

If any term, covenant or condition of this Deed of Trust is held to be invalid, illegal or unenforceable in any respect, this Deed of Trust shall be construed without such provision.

52. Section Headings

The headings and captions of the various Sections of this Deed of Trust are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

53. Counterparts

This Deed of Trust may be executed in any number of counterparts and each such duplicate original shall be deemed to be an original.

54. Waivers by Accommodation Grantor

(a) Accommodation Grantor hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agree that by doing so Accommodation Grantor shall be liable even if Borrower had no liability at the time of execution of the Note, this Deed of Trust or any other Loan Documents, or thereafter ceases to be liable. Accommodation Grantor hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so Accommodations Grantor’s liability may be larger in amount and more burdensome than that of Borrower. Accommodation Grantor waives all rights to require Beneficiary to pursue any other remedy it may have against Borrower, or any partner of Borrower, including any and all benefits under California Civil Code Section 2845, 2849 and 2850. Accommodation

Grantor further waives any rights, defenses and benefits that may be derived from Sections 2787 to 2855, inclusive, of the California Civil Code or comparable provisions of the laws of any other jurisdiction and further waive all other suretyship defenses Accommodation Grantor would otherwise have under the laws of California or any other jurisdiction.

(b) Upon the occurrence of an Event of Default by Borrower, Beneficiary in its sole discretion, without the consent of Accommodation Grantor, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security it may hold for the Loan, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust the Loan or any part of it or make any other accommodation with Borrower, Accommodation Grantor or any Guarantor, or (iv) exercise any other remedy against Borrower or any security. No such action by Beneficiary shall release or limit the liability of Accommodation Grantor, who shall remain liable under this Deed of Trust after the action, even if the effect of the action is to deprive Accommodation Grantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Borrower for any sums paid to Beneficiary, whether contractual or arising by operation of law or otherwise. Accommodation Grantor expressly agrees that under no circumstances shall they be deemed to have any right, title, interest or claim in or to any real or personal property to be held by Beneficiary or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Loan.

(c) Regardless of whether Accommodation Grantor may have made any payments to Beneficiary, Accommodation Grantor hereby waives: (A) all rights of subrogation, indemnification, contribution and any other rights to collect reimbursement from Borrower or any other party for any sums paid to Beneficiary, whether contractual or arising by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise, (B) all rights to enforce any remedy that Beneficiary may have against Borrower, and (C) all rights to participate in any security now or later to be held by Beneficiary for the Loan. The waivers given in this subsection (c) shall be effective until the Loan has been paid and performed in full.

(d) Accommodation Grantor waives all rights and defenses arising out of an election of remedies by Beneficiary, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guarantied obligation, has destroyed Accommodation Grantor’s rights of subrogation and reimbursement against Borrower by operation of Section 580d of the California Code of Civil Procedure or otherwise. Accommodation Grantor further waives any right to a fair value hearing under California Code of Civil Procedure Section 580a, or any other similar law, to determine the size of any deficiency owing (for which Accommodation Grantor would be liable hereunder) following a non-judicial foreclosure sale.

(e) Without limiting the foregoing or anything else contained in this Deed of Trust, Accommodation Grantor waives all rights and defenses that Accommodation Grantor may have because Borrower’s Loan is secured by real property. This means, among other things:

(i) That Beneficiary may collect from Accommodation Grantor without first foreclosing on any real or personal property collateral pledged by Borrower; and

(ii) If Beneficiary forecloses on any real property collateral pledged by Borrower: (x) the amount of the Loan may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (y) Beneficiary may collect from Accommodation Grantor even if Beneficiary, by foreclosing on the real property collateral, has destroyed any right Accommodation Grantor may have to collect from Borrower.

This subsection (e) is an unconditional and irrevocable waiver of any rights and defenses Accommodation Grantor may have because Borrower’s Loan is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(f) Accommodation Grantor waives all rights and defenses arising out of any failure of the Beneficiary to disclose to Accommodation Grantor any information relating to the financial condition, operations, properties or prospects of Borrower now or in the future known to the Beneficiary (Accommodation Grantor waiving any duty on the part of the Beneficiary to disclose such information).

55. Assignments

Beneficiary shall have the right to assign or transfer its rights under this Deed of Trust without limitation. Any assignee or transferee shall be entitled to all the benefits afforded Beneficiary under this Deed of Trust. Neither Grantor nor Guarantor shall, without the prior written consent of Beneficiary, which consent may be withheld in Beneficiary’s sole discretion, assign or transfer its rights under this Deed of Trust or any of the Loan Documents.

56. SUBMISSION TO JURISDICTION

EACH ENTITY COMPRISING GRANTOR AND GUARANTOR EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OF CALIFORNIA OR FEDERAL COURT SITTING IN ORANGE COUNTY, STATE OF CALIFORNIA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS DEED OF TRUST. GRANTOR AND GUARANTOR EACH MAY, AT ITS SOLE DISCRETION, ELECT THE STATE OF CALIFORNIA, OR THE UNITED STATES OF AMERICA FEDERAL DISTRICT COURT HAVING JURISDICTION OVER THE STATE OF CALIFORNIA AS THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. GRANTOR AND GUARANTOR EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO SUCH VENUE AS BEING AN INCONVENIENT FORUM.

57. Agent for Receipt of Process

Grantor hereby irrevocably appoints CT Corporation System, having an address at 818 West Seventh Street, Suite 200, Los Angeles, CA 90017, as its authorized agent to accept and acknowledge, on behalf of Grantor, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 56 hereof in any State or Federal court within the County of Orange. If such agent shall cease so to act, Grantor shall irrevocably designate and appoint without delay another such agent satisfactory to Beneficiary, and shall promptly deliver to Beneficiary written evidence of such other agent’s acceptance of such appointment.

58. Service of Process

To the extent permitted by applicable law, process in any suit, action or proceeding of the nature referred to in Section 56 hereof may be served: (a) by registered or certified mail, postage prepaid, to Grantor or Guarantor, as applicable, at the address set forth above or to such other address of which Grantor or Guarantor, as applicable, shall have given Beneficiary written notice; or (b) if Grantor or Guarantor, as applicable, shall not have made an appearance within twenty-one (21) days after service in accordance with clause (a) of this Section, by hand delivery to the agent identified in Section 57 hereof, or such successor agent as shall have been identified in accordance with Section 57 hereof. Nothing in this Section shall affect the Beneficiary’s right to serve process in any manner permitted by law, or limit Beneficiary’s right to bring proceedings against Grantor or Guarantor in the courts of any other jurisdiction.

59. WAIVER OF JURY TRIAL

EACH ENTITY COMPRISING GRANTOR, HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE NOTE, THIS DEED OF TRUST OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GRANTOR, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BENEFICIARY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY GRANTOR.

60. Homestead

Each entity comprising Grantor hereby waives and renounces all homestead and exemption rights provided by the constitution and the laws of the United States and of any state, in and to the Property as against the collection of the Debt, or any part thereof.

61. CHOICE OF LAW

THIS DEED OF TRUST SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SUCH JURISDICTION.

62. Time of Essence

Time is of the essence of this Deed of Trust and of each and every term, covenant and condition herein.

63. Survival

All covenants, representations and warranties made herein shall survive the making of the Loan and the delivery of the Note and other Loan Documents.

64. No Third-Party Beneficiary Rights Created

The parties hereto expressly declare that it is their joint and mutual intention that this Deed of Trust and the transactions contemplated hereby shall not be construed as creating a third party beneficiary contract, and neither this Deed of Trust nor any of the other Loan Documents shall be construed as giving or conferring any rights or benefits whatsoever to or upon any other persons or entities other than Grantor, Guarantor and Beneficiary.

65. Discharge

If all indebtedness secured hereby is promptly paid when due and all other provisions hereof are faithfully performed, the conveyance of the Property shall be null and void, otherwise to remain in full force and effect.

66. Maintaining Priority of Deed of Trust

Borrower shall, at its expense, cause the recordation of this Deed of Trust and of any other instrument evidencing or securing the Note wherever such recording would or might be required in order to protect the first lien and priority of this Deed of Trust or such instrument against the claims of third parties. Grantor hereby covenants and agrees at all times, at Borrower’s sole expense, take such other action and execute and record such other instruments as may be necessary or desirable to preserve and protect the first lien and priority of this Deed of Trust and all other instruments evidencing or securing the Note.

67. Costs

(a) Borrower acknowledges and confirms that Beneficiary shall impose certain administrative processing and/or commitment fees in connection with (a)

the extension, renewal, modification, amendment and termination of its loans, (b) the release or substitution of collateral therefor, (c) obtaining certain consents, waivers and approvals with respect to the Property, or (d) the review of any Lease or proposed Lease or the preparation or review of any subordination, non-disturbance agreement. Borrower further acknowledges and confirms that it shall be responsible for the payment of all costs of reappraisal of the Property or any part thereof, whether required by law, regulation, Beneficiary or any governmental or quasi-governmental authority. Borrower hereby acknowledges and agrees to pay, immediately, with or without demand, all such fees (as the same may be increased or decreased from time to time), and any additional fees of a similar type or nature which may be imposed by Beneficiary from time to time, upon the occurrence of any such event or otherwise. Wherever it is provided for herein that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, all legal fees and disbursements of Beneficiary, whether of retained firms, the reimbursement for the expenses of in-house staff, or otherwise.

(b) (i) Borrower shall pay all legal fees incurred by Beneficiary in connection with (A) the preparation of the Note, this Deed of Trust and the other Loan Documents; and (B) the items set forth in subsection (A) above, and (ii) Borrower shall pay to Beneficiary on demand any and all expenses, including legal expenses and reasonable attorneys’ fees, incurred or paid by Beneficiary in protecting its interest in the Property or Personal Property or in collecting any amount payable hereunder or in enforcing its rights hereunder with respect to the Property or Personal Property, whether or not any legal proceeding is commenced hereunder or thereunder and whether or not any default or Event of Default shall have occurred and is continuing, together with interest thereon at the Default Rate from the date paid or incurred by Beneficiary until such expenses are paid by Borrower.

68. Trustee

(a) Beneficiary shall have the irrevocable power, to be exercised at any time and from time to time hereafter with or without cause, to substitute a trustee in place of the Trustee herein named, by an instrument in writing duly executed, acknowledged, and recorded among the land records of the jurisdiction where the Property is located and, when such instrument is so recorded, all the estate of the Trustee thus superseded shall terminate and all the right, title, and interest of such Trustee hereunder shall be vested in the trustee named as successor, and such successor trustee shall have the same powers, rights, and duties which the Trustee so superseded had under this Deed of Trust. The exercise of this right to appoint a successor trustee, no matter how often exercised, shall not be deemed an exhaustion of said right. Beneficiary shall have the right to name one or more entities as a successor trustee hereunder.

(b) Trustee, by acceptance hereof, covenants faithfully to perform and fulfill the trusts herein created, being liable, however, only for gross negligence or intentional misconduct, and hereby waives any statutory fee.

(c) Trustee may resign at any time upon giving ten (10) days’ notice in writing to Grantor and to Beneficiary.

(d) Beneficiary hereby ratifies and confirms any and all acts which the herein-named Trustee, or its successor in this trust, shall do lawfully by virtue hereof. Grantor hereby agrees, on behalf of itself and of its heirs, executors, administrators and assigns, that the recitals contained in any deed or deeds executed in due form by Trustee or substitute trustee, acting under the provisions of this instrument, shall be prima facie evidence of the facts recited, and that it shall not be necessary to prove in any court, otherwise than by such recitals, the existence of any facts essential to authorize the executed and delivery of such deed or deeds and the passing of title thereby.

(e) Trustee shall not be required to see that this Deed of Trust is recorded, nor be liable for its validity or its priority as a first deed of trust, or otherwise, nor shall Trustee be answerable or responsible for performance or observance of the covenants and agreement imposed upon Grantor or Beneficiary by this Deed of Trust or any other agreement. Trustee, as well as Beneficiary, shall have authority in its discretion to employ agents and attorneys in the execution of this Deed of Trust and to protect the interest of Beneficiary hereunder, and to the extent permitted by law it shall be compensated and all expenses relating to the employment of such agents and/or attorneys, including expenses of litigation, shall be paid out of the proceeds of the sale of the Property conveyed hereby should a sale be had, but if no such sale be had, all sums by all remedies at law or in equity by which the indebtedness hereby secured may be recovered.

(f) Borrower shall pay all costs, fees, commissions and expenses of the Trustee, its agent and counsel, in connection with the performance of its duties hereunder.

(g) If Trustee constitutes more than one individual, either may act independently.

69. Defeasance

(a) At any time after the date which is the earlier of (i) two (2) years after the Loan is sold into a securitization, or (ii) three (3) years from the date hereof, and in each case prior to Open Date (as such term is defined in the Note), Grantor may obtain the release of the Property from the lien of this Deed of Trust upon the satisfaction of the following conditions precedent:

(i) not less than thirty (30) days prior written notice to Beneficiary specifying a regularly scheduled payment date (the “Release Date”) on which the Defeasance Deposit (hereinafter defined) is to be made;

(ii) the payment to Beneficiary of interest accrued and unpaid on the principal balance of the Note to and including the Release Date;

(iii) the payment to Beneficiary of all other sums, not including scheduled interest or principal payments, due under the Note, this Deed of Trust, the Lease Assignment, and the other Loan Documents;

(iv) the payment to Beneficiary of the Defeasance Deposit; and

(v) the delivery to Beneficiary of:

(A) a security agreement, in form and substance satisfactory to Beneficiary, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations (hereinafter defined) purchased on behalf of Grantor with the Defeasance Deposit in accordance with this provision of this section (the “Security Agreement”);

(B) a release of the Property from the lien of this Deed of Trust (for execution by Beneficiary) in a form appropriate for the jurisdiction in which the Property is located;

(C) an officer’s certificate of Grantor certifying that the requirements set forth in this subparagraph (a) have been satisfied;

(D) an opinion of counsel for Grantor in form satisfactory to Beneficiary stating, among other things, that Beneficiary has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by Beneficiary on behalf of Grantor;

(E) evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a re-qualification, reduction or withdrawal of any rating in effect immediately prior to such defeasance for any securities issued in connection with a Secondary Market Transaction; and

(F) such other certificates, documents or instruments as Beneficiary may reasonably request.

In connection with the conditions set forth in subparagraph (a)(v) above, Grantor hereby appoints Beneficiary as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Release Date upon which interest and principal payments are required under the Note (assuming that Grantor were to repay the Note in full on the Open Date (as defined in the Note)) and in amounts equal to the scheduled payments due on such dates under the Note (the “Scheduled Defeasance Payments”). Grantor, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to Beneficiary and applied to satisfy the obligations of Grantor under the Note.

(b) Upon compliance with the requirements of this section, the Property shall be released from the lien of this Deed of Trust and the pledged U.S. Obligations shall be the sole source of collateral securing the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by subparagraph (a) above and satisfy the Borrower’s obligations under this section shall be remitted to Grantor with the release of the Property from the lien of this Deed of Trust. In connection with such release, Capmark Finance Inc. (“Capmark”) shall establish or designate a successor entity (the “Successor Grantor”) and Grantor shall transfer and assign all obligations, rights and duties under and to the Note together with the pledged U.S. Obligations to such Successor Grantor. The obligation of Capmark to establish or designate a Successor Grantor shall be retained by Capmark notwithstanding the sale or transfer of this Deed of Trust unless such obligation is specifically assumed by the transferee. Such Successor Grantor shall assume the obligations under the Note and the Security Agreement and Grantor shall be relieved of its obligations thereunder. Grantor shall pay One Thousand and No/100 Dollars ($1,000.00) to any such Successor Grantor as consideration for assuming the obligations under the Note and the Security Agreement. Notwithstanding anything in this Deed of Trust to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this section, but Borrower shall pay all costs and expenses incurred by Beneficiary, including Beneficiary’s attorneys’ fees and expenses, incurred in connection with this section.

(c) For purposes of this section, the following terms shall have the following meanings:

(i) The term “Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note, the Defeasance Yield Premium, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 69;

(ii) The term “Defeasance Yield Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments; and

(iii) The term “U.S. Obligations” shall consist only of non-callable and non-redeemable securities issued, or fully insured as to payment, by the United States of America or such other securities as are permitted at the time of defeasance by the Code with respect to REMIC collateral substitutions.

70. Intentionally Deleted

71. Local Law Provisions

Notwithstanding any term or provision otherwise set forth in this Deed of Trust, the following terms and provisions shall govern and control

(a) Application of Foreclosure Sale Proceeds. If any foreclosure sale is effected, Trustee shall apply the proceeds of such sale in the following order of priority: First, to the costs, fees and expenses of exercising the power of sale and of sale, including, without limitation, the payment of the Trustee’s fees and attorneys’ fees permitted pursuant to subdivision (b) of California Civil Code Section 2924d and subdivision (b) of Section 2924k; Second, to the payment of the Debt which are secured by this Deed of Trust, in such order as Beneficiary shall determine in its sole discretion; Third, to satisfy the outstanding balance of obligations secured by any junior liens or encumbrances in the order of their priority; and Fourth, to the Grantor or the Grantor’s successor in interest, or in the event the Property has been sold or transferred to another, to the vested owner of record at the time of the Trustee’s sale.

(b) Fixture Filing. THIS DEED OF TRUST SHALL BE EFFECTIVE AS A FINANCING STATEMENT FILED AS A FIXTURE FILING WITH RESPECT TO ALL GOODS CONSTITUTING A PART OF THE COLLATERAL WHICH ARE OR ARE TO BECOME FIXTURES RELATED TO THE PREMISES. FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE THE FOLLOWING INFORMATION IS FURNISHED:

(i) The name and address of the record owner of the real estate and the Debtor described in the instrument is:

KPA RIGG LLC

Innkeepers USA Trust

340 Royal Poinciana Way

Suite 306

Palm Beach, Florida 33480

Attention: Mr. Dennis Craven

KPA RIGG LESSEE LLC

Innkeepers USA Trust

340 Royal Poinciana Way

Suite 306

Palm Beach, Florida 33480

Attention: Mr. Dennis Craven

(ii) Borrower’s Federal Tax ID No. is 20-5446706. Accommodation Grantor’s Federal Tax ID No. is 20-5598445.

(iii) The name and address of the Secured Party is:

Capmark Bank

6955 Union Park Center, Suite 330

Midvale, Utah 84047

(iv) Information concerning the security interest evidenced by this instrument may be obtained from the Secured Party at its address above.

(v) This document covers goods which are or are to become fixtures.

(c) Civil Code Section 2822. In the event that, at any time, any surety exists that is liable upon only a portion of Grantor’s obligations under the Loan Documents and Grantor provides partial satisfaction of any such obligation(s), Grantor hereby waives any right it would otherwise have, under Section 2822 of the California Civil Code, to designate the portion of the obligation to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Beneficiary rather than Grantor.

[SIGNATURE APPEARS ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Grantor has duly executed and delivered this Deed of Trust, Leasehold Deed of Trust, Assignment of Leases and Profits, Security Agreement and Fixture Filing under seal as of the day and year first above written.

WITNESS:		BORROWER:

KPA RIGG LLC, a Delaware limited liability company

/s/ Sandra Pena		By:	/s/ Mark A. Murphy	(SEAL)
Name:	Sandra Pena		Mark A. Murphy Vice President and Secretary

WITNESS:		ACCOMMODATION GRANTOR:

KPA RIGG LESSEE LLC, a Delaware limited liability company

/s/ Phoebe Loggins		By:	/s/ Mark A. Murphy	(SEAL)
Name:	Phoebe Loggins		Mark A. Murphy Vice President and Secretary

BORROWER

STATE OF FLORIDA	)
) ss.
COUNTY OF PALM BEACH	)

On 9/28/06, before me, Elizabeth Woodmore, personally appeared Mark A. Murphy, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

/s/ Elizabeth Woodmore
Notary Public

(SEAL)

My Commission Expires:

12-29-08

2

ACCOMMODATION GRANTOR

STATE OF FLORIDA	)
) ss.
COUNTY OF PALM BEACH	)

On 9/28/06, before me, Elizabeth Woodmore, personally appeared Mark A. Murphy, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

/s/ Elizabeth Woodmore
Notary Public

(SEAL)

My Commission Expires:

12-29-08

3

EXHIBIT A

Legal Description of Property